Exhibit 4.31

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

Dated 31 July 2019

THE CYPRUS PHASSOURI (ZAKAKI) LIMITED

MCO EUROPE HOLDINGS (NL) B.V.

ICR CYPRUS HOLDINGS LIMITED

and

MELCO RESORTS & ENTERTAINMENT LIMITED

SHAREHOLDERS’ AGREEMENT

relating to ICR CYPRUS HOLDINGS LIMITED

i

ii

Shareholders’ Agreement

This Agreement is made on 31 July 2019 between:

(1)	The Cyprus Phassouri (Zakaki) Limited, a company incorporated in Cyprus whose registered office is at Fasouri 3601, Limassol, Cyprus (the “Original CPZ Shareholder”);

(2)	MCO Europe Holdings (NL) B.V., a company incorporated in the Netherlands whose registered office is at Prins Bernhardplein 200, 1097JB Amsterdam (“MCO”);

(3)	ICR Cyprus Holdings Limited, a company incorporated in Cyprus whose registered office is at Karpenisiou, 30, 1077, Nicosia, Cyprus (the “Company”); and

(4)	MELCO RESORTS & ENTERTAINMENT LIMITED, a company incorporated in Cayman Islands whose registered office is at 190 Elgin Avenue, George Town, Grand Cayman KY1 - 9005, Cayman Islands (“Melco Resorts”).

(each	a “Party” and together the “Parties”).

Recitals:

The Original CPZ Shareholder and MCO have agreed to hold their Shares and to regulate their respective rights in the Company on the terms and conditions of this Agreement.

Melco Resorts, the parent company that wholly owns MCO, is entering into this Agreement as the purchaser that purchased and designated MCO as the holder of its Shares.

It is agreed as follows:

PART A - INTERPRETATION

1.	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Acceptance Notice” has the meaning set out in Clause 18.6.3(i);

“Acceptance Period” means the period of 30 days from the later of:

(i)	the date of the Transfer Notice; and

(ii)	the calculation of the Fair Market Value of the Transfer Shares in accordance with Clause 22,

in each case subject to extension for any Additional Investigation Period;

“Additional Investigation Period” has the meaning set out in Clause 18.6.3(i)(b);

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the parties and signed for identification by the parties with such alterations as may be agreed in writing between the parties from time to time;

“Agreement” means this agreement as modified, amended or replaced from time to time;

“Annual Budget” means the annual budget for the Group Companies approved or amended from time to time by the Board, which shall include the following:

(i)	an estimate of the working capital requirements of the Company incorporated within a cash flow statement;

(ii)	a projected profit and loss account and forecast balance sheet;

(iii)	a capital expenditure programme; and

(iv)	a review of the projected business and a summary of annual objectives;

“Anti-Corruption Law” means:

(i)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”);

(ii)

the US Foreign Corrupt Practices Act of 1977, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time (the “FCPA”);

(iii)	the UK Bribery Act 2010; and

(iv)

any other applicable law (including any: (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(a)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(b)	is broadly equivalent to the FCPA and/or the UK Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption;

“Articles” means the articles of association of the Company in the Agreed Terms as amended from time to time;

“Associated Company” means, in relation to a person, any holding company, subsidiary or any other subsidiaries of any such holding company, in each case of such person, provided that the Company shall not be an Associated Company of any Shareholder or its Associated Companies (and, for the avoidance of doubt, Melco International and each of its subsidiaries shall be Associated Companies of Melco Resorts);

“Associated Person” means, in relation to a company, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company;

“Auditors” means Ernst & Young LLP or such other firm which is appointed as auditor of the Company from time to time;

“Board” means the board of directors of the Company or an authorised committee of the Board;

“Business” has the meaning set out in Clause 2;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Cyprus or Hong Kong;

“Business Policies” means the business policies of the Group Companies approved by the Board from time to time (including, but not limited to, employment policies and health and safety policies);

“Buyer” has the meaning set out in Clause 21.1;

“Chairman” means the Chairman of the Board from time to time;

“Change of Control” means where a person who did not previously exercise Control over another person acquires or agrees to acquire or otherwise becomes able to exercise such Control or where a person who was previously able to exercise Control over that person ceases to be in a position to do so;

“Closing Date” has the meaning set out in Clause 18.6.3(i);

“CoCo” means Integrated Casino Resorts Cyprus Limited, a company organised under the laws of Cyprus and a subsidiary of the Company;

“Commercial Agreements” means those agreements listed in Schedule 5 (including those to be entered into following the date of this Agreement by the parties specified in Schedule 5;

“Completion” has the meaning given in the Share Subscription Agreement;

“Confidential Information” has the meaning set out in Clause 25.2;

“Control” means, in relation to a person, where a person (or Persons Acting In Concert) has direct or indirect control: (1) over more than 50% of the total voting rights conferred by all the issued shares in the capital of that person which are ordinarily exercisable in general meeting; or (2) of a majority of the board of directors of that person (in each case whether pursuant to relevant constitutional documents, contract or otherwise) and “Controlled” shall be construed accordingly;

“CPZ Board Appointment Right” has the meaning set out in Clause 7.1.1(i);

“CPZ Consent Right” has the meaning set out in Clause 15.1;

“CPZ Shareholder” means for so long as such person holds any CPZ Shares:

(i)	the Original CPZ Shareholder; and

(ii)	any CPZ Transferee;

“CPZ Shares” means the Shares held by the Original CPZ Shareholder as at the date of this Agreement and all new Shares issued to a CPZ Shareholder under and in accordance with the terms of this Agreement;

“CPZ Transferee” means any person to whom CPZ Shares are transferred under and in accordance with this Agreement;

“Cyprus” means the Republic of Cyprus;

“Deadlock Matter” has the meaning set out in Clause 20.1.2;

“Debt” means any loans, borrowings or indebtedness (including any Loan Notes) (together with any accrued interest);

“Deed of Adherence” means a deed substantially in the form set out in Schedule 1;

“Default Notice” has the meaning set out in Clause 19.3;

“Defaulting Shareholder” has the meaning set out in Clause 19.2;

“Development Budget” means the overall budget for the construction and development of the Project, which shall be approved and updated in accordance with Clause 5.3;

“Director” means any director of the Company appointed by a Shareholder in accordance with the terms of this Agreement and the Articles;

“Dispute” has the meaning set out in Clause 28.1.1;

“Drag-along Assets” has the meaning set out in Clause 18.6.4(i);

“Drag-along Debt” has the meaning set out in Clause 18.6.4(i);

“Drag-along Notice” has the meaning set out in Clause 18.6.4(i);

“Drag-along Shares” has the meaning set out in Clause 18.6.4(i);

“Effective Date” means the date on which Completion occurred;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right(s) or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Entitlement Fees” means any fees payable to the Original Melco Shareholder or any of its Associated Companies under the Commercial Agreements;

“Event of Default” has the meaning set out in Clause 19.1;

“Fair Market Value” has the meaning set out in Clause 22.2.1;

“Financial Year” means a financial year of the Company commencing (other than in the case of its initial financial period) on 1 January and ending on 31 December or on such other dates as the Company may resolve in accordance with the Articles, provided that the first financial year of the Company shall be deemed to have commenced on 7 November 2017 and ended on 31 December 2017;

“Gaming Regulator” means any department, authority, commission or other body of any government in any jurisdiction with the power to regulate businesses engaged in the gaming or gambling industries;

“Group Companies” means the Company and its subsidiaries and “Group Company” means any one of them;

“Group President” shall mean, if one is appointed by the Board, the top executive officer of the Group Companies;

“ICR” means the integrated casino resort, including a retail, hotel, gaming, entertainment and food and beverage complex in Cyprus to be developed, operated and maintained pursuant to the ICR Licence;

“ICR Licence” means the licence agreement between the Cyprus Gaming and Casino Supervision Commission and CoCo dated 26 June 2017 in relation to the development, operation and maintenance of the ICR;

“IDB Maximum Amount” has the meaning set out in Clause 5.3.1;

“IDB Melco Transaction Amount” has the meaning set out in Clause 5.3.1;

“Initial Development Budget” has the meaning set out in Clause 5.3.1;

“Insolvency Event”, in relation to a person, means:

(i)

the person entering into any arrangement, composition or compromise with or assignment for the benefit of its creditors or any class of them in any relevant jurisdiction except as part of a solvent reorganisation or to the extent implemented to remedy an Insolvency Event set out in paragraph (ii) below (including by way of rescheduling the applicable indebtedness);

(ii)	the person being unable to pay its debts when they are due or being deemed under any statutory provision of any relevant jurisdiction to be insolvent;

(iii)

a liquidator or provisional liquidator being appointed to the person or a receiver, receiver and manager, examiner, trustee or similar official being appointed over any of the assets or undertakings of the person or an event analogous with any such event occurring in any relevant jurisdiction; or

(iv)	an order being made or a resolution being passed for the winding up of the person (except for the purposes of a bona fide reconstruction or amalgamation);

“Interest” includes an interest of any kind in or in relation to any Share or any right to control the voting or other rights attributable to any Share, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject;

“IPO” means the admission of all or any part of the ordinary share capital or depository receipts (or equivalent) representing Shares to the NASDAQ, New York Stock Exchange, London Stock Exchange, The Stock Exchange of Hong Kong Limited or the Singapore Exchange;

“Know-how” means confidential and proprietary industrial and commercial information and techniques in any form, including, without limitation, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables or operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Laws” means the laws and regulations of Cyprus and any other laws and regulations for the time being in force applicable to any Group Company or any Shareholder or their Associated Companies (as appropriate), including, where applicable, the rules of any stock exchange on which the securities of a Shareholder or its Associated Companies are listed or other governmental or regulatory body to which a Shareholder or its Associated Companies are subject;

“Licence Ineligibility Event” means, in a relation to a Shareholder:

(i)

such Shareholder, its shareholders, Associated Companies or Ultimate Parent Company ceasing to be eligible to be a Shareholder, a shareholder of a Shareholder, an Associated Company of a Shareholder or an Ultimate Parent Company of a Shareholder under the terms of the ICR Licence; or

(ii)

such Shareholder, its shareholders, Associated Companies or Ultimate Parent Company (excluding the Original Melco Shareholder, its Associated Companies or its Ultimate Parent Company) engaging or not engaging in any activity or transaction, or entering into or continuing any relationship, that results or could result in:

(a)	the Original Melco Shareholder, its Associated Companies or its Ultimate Parent Company ceasing to be eligible to be licensed under any of its casino licences or concessions or sub-concessions; or

(b) (A)

any governmental authority or Gaming Regulator notifying the Original Melco Shareholder, its Associated Companies or its Ultimate Parent Company that the continuation of any relationship with such Shareholder, its shareholders, its Associated Companies or its Ultimate Parent Company could; or

(B)

the Original Melco Shareholder, its Associated Companies or its Ultimate Parent Company forming the reasonable opinion that the continuation of any relationship with such Shareholder, its shareholders, its Associated Companies or its Ultimate Parent Company may,

adversely affect any licenses held, required or being sought by the Original Melco Shareholder, its Associated Companies or its Ultimate Parent Company;

“Loan Notes” means the loan notes that may be issued by the Company or any Group Company subject to the provisions of this Agreement, the Articles or the articles of association of the relevant Group Company (as the case may be);

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Melco Competitor” means each of the persons listed or described in Schedule 4;

“Melco International” means Melco International Development Limited;

“Melco Shareholder” means for so long as such person holds any Melco Shares:

(i)	the Original Melco Shareholder; and

(ii)	any Melco Transferee;

“Melco Shares” means the Shares held by MCO as at the date of this Agreement and all new Shares issued to Melco Resorts or a Melco Shareholder under and in accordance with the terms of this Agreement;

“Melco Transferee” means any person to whom Melco Shares are transferred under and in accordance with this Agreement;

“Modified Shareholder Reserved Matters” has the meaning set out in Clause 15.215.2(i);

“New Opportunity” has the meaning set out in Clause 3.2.1;

“Non-defaulting Shareholder” has the meaning set out in Clause 19.2;

“Notice” has the meaning set out in Clause 28.3.1;

“Offer” has the meaning set out in Clause 18.6.2;

“Offeror” has the meaning set out in Clause 18.6.1;

“Opening Date” means the opening date of the ICR as determined by the Board;

“Original CPZ Shareholder” has the meaning given in the parties list;

“Original Melco Shareholder” means MCO or where MCO has transferred all of its Shares pursuant to a Permitted Melco Transfer, then the Original Melco Shareholder shall be deemed to be Melco Resorts or any Associated Company of Melco Resorts to which Shares were transferred pursuant to the Permitted Melco Transfer;

“Permitted Melco Transfer” means a Transfer by the Original Melco Shareholder of its Shares or any Interest in Shares to Melco Resorts or any Associated Company of Melco Resorts on giving prior written notice to the other Shareholders, copied to the Company, such notice to specifically indicate that such Transfer is a “Permitted Melco Transfer” made in accordance with Clause 18.5.2 of this Agreement;

“Permitted Regulatory Condition” means a bona fide material consent, clearance, approval or permission necessary to enable a Transferring Shareholder and/or Buyer to be able to complete a Transfer of Shares under: (1) the ICR Licence or Cyprus Law; (2) the rules or regulations of any stock exchange on which it or any of its Associated Companies is quoted; or (3) the rules or regulations of any governmental, statutory or regulatory body in those jurisdictions where the Transferring Shareholder, Buyer, the Company or any of their Associated Companies carries on business (including any required reviews on whether any person or entity is an Unsuitable Person or Unsuitable Director);

“Persons Acting In Concert”, in relation to a Shareholder, are persons which actively co-operate pursuant to an agreement or understanding (whether formal or informal), with a view to obtaining or consolidating Control of that Shareholder;

“Project” means the design, construction, development, ownership, operation, management and maintenance of the ICR, a temporary casino prior to the Opening Date, each in Limassol, Cyprus, and up to four satellite casinos in Cyprus;

“Property President” means the property president, or equivalent top operating officer of the Company, from time to time;

“Qualifying IPO” means an IPO in which (i) the total aggregate value of the Shares publicly sold or listed is not less than US$50 million or (ii) the total number of Shares publicly sold represents not less than 15% of the total Shares in the Company (post-IPO);

“Related Agreements” means the Share Subscription Agreement and the Commercial Agreements;

“Relevant Notice” has the meaning set out in each of Clause 21.1 and Clause 22.1;

“Relevant Proportion” has the meaning set out in Clause 18.6.1(vii);

“Relevant Securities” has the meaning set out in Clause 21.1;

“Relevant Time” has the meaning set out in Clause 21.1;

“Remaining Shareholder” has the meaning set out in Clause 18.6.2;

“Requisite Minimum CPZ Shareholding” means, with respect to a CPZ Shareholder, that CPZ Shareholder holding (directly and in aggregate with all Associated Companies of such CPZ Shareholder) CPZ Shares representing not less than 10% of the total outstanding Shares;

“Restricted Transferee” means, in respect of a potential third party Offeror: (i) a person whose personal or business reputation is such as would make it unacceptable as a business partner to any of the Remaining Shareholders acting reasonably; (ii) a person who a reasonable person would consider to be of insufficient financial substance or standing to be able to adhere to the terms of this Agreement; or (iii) any Melco Competitor or a person Controlled by a Melco Competitor;

“Right” means any right, power or remedy in connection with this Agreement;

“RoCo” means ICR Cyprus Resort Development Co Limited, a company organised under the laws of Cyprus and a subsidiary of the Company;

“Sale Assets” has the meaning set out in Clause 19.3;

“Sale Shares” has the meaning set out in Clause 19.3;

“Selling Shareholder” has the meaning set out in Clause 21.1;

“Senior Management” has the meaning set out in Clause 13.3.1;

“Share Subscription Agreement” means an agreement among the Original CPZ Shareholder, Melco International and the Company dated 18 December 2017, as amended, detailing the terms of the subscription of the initial Shares by the Shareholders;

“Shareholder” means any holder of Shares from time to time having the benefit of this Agreement, including under the terms of a Deed of Adherence;

“Shareholder Reserved Matters” has the meaning set out in Clause 15;

“Shareholder’s Group” means a Shareholder and any Associated Companies of that Shareholder from time to time;

“Shares” means ordinary shares in the issued share capital of the Company from time to time;

“Surviving Provisions” means Clauses 1, 25, 28.1, 28.2, 28.3, 28.4, 28.5, 28.8, 28.10, 28.11, 28.12, 28.13, 28.15, 28.17, 28.18, 28.19 and 28.20, and any other provisions of this Agreement to the extent relevant to the interpretation or enforcement of such provisions;

“Tag-along” has the meaning set out in Clause 18.6.1(vii);

“Tag-along Assets” has the meaning set out in Clause 18.6.3(ii)(a);

“Tag-along Debt” has the meaning set out in Clause 18.6.3(ii)(a);

“Tag-along Notice” has the meaning set out in Clause 18.6.3(ii)(a);

“Tag-along Shares” has the meaning set out in Clause 18.6.3(ii)(a);

“Taxation” or “Tax” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax, in each case wherever imposed and whether chargeable or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Term Sheet” means the term sheet dated 15 November 2017 entered into by the Original CPZ Shareholder and Melco International relating to the Project;

“Third Party Finance” has the meaning set out in Clause 17.1.2;

“Third Party Offer” has the meaning set out in Clause 18.6.1;

“Third Party Offer Price” has the meaning set out in Clause 18.6.1(v);

“Transfer”, in the context of Shares or any Interest in Shares, means any of the following: (a) sell, assign, transfer or otherwise dispose of, or grant any option over, any Shares or any Interest in Shares; (b) create or permit to subsist any Encumbrance over Shares or any Interest in Shares; (c) enter into any agreement in respect of the votes or any other rights attached to any Shares or any Interest in Shares (including under this Agreement); or (d) renounce or assign any right to receive any Shares or any Interest in Shares;

“Transfer Assets” has the meaning set out in Clause 18.6.1;

“Transfer Date” has the meaning set out in Clause 21.2.4;

“Transfer Debt” has the meaning set out in Clause 18.6.1;

“Transferee” has the meaning set out in Clause 18.5.1;

“Transfer Notice” has the meaning set out in Clause 18.6.2;

“Transferor” has the meaning set out in Clause 18.5.1;

“Transferring Shareholder” has the meaning set out in Clause 18.6.1;

“Transfer Shares” has the meaning set out in Clause 18.6.1;

“Ultimate Parent Company” means:

(i)

in relation to the Original CPZ Shareholder, C.N.SHIACOLAS (ENGINEERS) LTD, a company incorporated in Cyprus with registration number HE66018 and its registered address at Ag. Nicolaou, 41-49, NIMELI COURT, BLOCK A, 3rd Floor, Engomi, 2408, Nicosia, Cyprus; and

(ii)	in relation to the Original Melco Shareholder, Melco International;

“Unsuitable Director” means a Director who either: (i) has been determined by a court of competent jurisdiction to have acted in material breach of the Laws or to have committed any serious criminal offence, or material breach of any fiduciary or other duty in relation to the Company; (ii) is prevented by Law from acting as a Director; or (iii) is an Unsuitable Person;

“Unsuitable Person” means a person: (i) whose direct or indirect association or relationship with the Group Companies (or Shareholders) or ownership of securities could be reasonably expected to adversely impact the suitability or entitlement of any Shareholder, Associated Company of a Shareholder or Group Company to maintain any gaming concession, sub-concession, licensing or regulatory authorisation to conduct gaming business in any jurisdiction; or (ii) with whom the Original Melco Shareholder or any of its Associated Companies may be required to disassociate, formally or informally, by any gaming authority;

“Updated Shareholding Amount” means, with respect to each Shareholder, the amount of Shares held by that Shareholder immediately following Completion; and

“Valuer” has the meaning set out in Clause 22.2.1.

1.1	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.2	References to persons and companies

References to:

1.2.1	a person includes any company, corporation, firm, joint venture, partnership or unincorporated association (whether or not having separate legal personality); and

1.2.2	a company include any company, corporation or any body corporate, wherever incorporated.

1.3	References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.3.1	holds a majority of the voting rights in it;

1.3.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.3.3	is a member or shareholder of it and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.3.4

has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.4	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.5	Information

References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.6	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words which precede them.

1.9	Winding up

References to the winding up of a person include any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.10	Modification etc. of statutes

References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated, whether before or after the date of this Agreement, so far as such modification or re-enactment or consolidation applies or is capable of applying to this Agreement, provided that nothing in this Clause 1.10 shall operate to increase the liability of any party beyond that which would have existed had this Clause been omitted.

1.11	Documents

References to any document (including this Agreement) or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.12	Reasonable endeavours

Where the words “reasonable endeavours” are used in this Agreement in relation to the performance of any act by a Party, such Party shall be required to take only those steps in performing such act as are commercially reasonable having regard to such party’s circumstances at the time, but shall not be required to ensure such act’s performance whether by assuming material expenditure or otherwise.

PART B - SCOPE OF THE JOINT VENTURE

2.	Purpose of joint venture

2.1	The business of the Group Companies (the “Business”) shall be:

2.1.1	to undertake the Project; and

2.1.2

to carry out any activity which is necessary for, ancillary to, related to, incidental to, arising out of, supportive of or connected to the Project, including the provision of credit to gaming patrons, provision of all operational and support functions commonly required for casino and integrated resort businesses, food and beverage, spa, entertainment, entertainment production, convention, exhibition, advertising, marketing, retail, foreign exchange, transportation, travel, nightclubs, bars, restaurants, malls, amusements, attractions, recreations, pool, health, exercise or gym facilities, entertainment facilities or venues, retail shops, malls or venues or similar or related establishments or facilities and outsourcing of in-house facilities.

2.2	The head office of the Company shall initially be situated in Limassol, Cyprus and changes to its location shall be subject to the discretion of the Board.

3.	Expansion of joint venture

3.1	Scope and development of the Business

3.1.1

The Shareholders and the Company agree that the business of the Group Companies shall be confined to the Business, except as may be otherwise agreed by the Shareholders in accordance with this Agreement.

3.1.2

The Shareholders shall procure that any expansion, development or evolution of the Business (whether to be conducted as part of, or in connection with, the Group Companies’ main business or ancillary to it) shall only be effected through the Company or a Group Company.

3.2	New Opportunities

3.2.1

If any Shareholder or any of its Associated Companies identifies or becomes aware of any opportunity relevant to the Business or the greater casino business in Cyprus, then such Shareholder shall, as soon as reasonably practicable (and before any material negotiations commence with any third party), notify the Board in writing with reasonable details as to the nature of the opportunity (the “New Opportunity”).

3.2.2	If the Board approves the New Opportunity, then the Parties shall procure that the Group Companies shall use reasonable endeavours to implement the New Opportunity.

3.2.3

If the Board does not approve or fails to act on the New Opportunity within one month of receiving notice of it pursuant to Clause 3.2.1, the Shareholder that notified the Board of such New Opportunity shall be free to proceed on its own with such New Opportunity at its sole cost, risk and expense.

PART C - CONDUCT AND OPERATIONS OF THE COMPANY

4.	Conduct and development of the Business

4.1	General

4.1.1

The Shareholders agree that their respective rights and obligations in relation to the Group Companies and the Business shall be regulated by this Agreement and the Articles. The Shareholders agree to comply with the provisions of this Agreement and all provisions of the Articles which relate to them and that such provisions of the Agreement and Articles shall be enforceable by the Shareholders between themselves in whatever capacity.

4.1.2	The Company agrees to comply with all of its obligations under this Agreement and the Articles and under the Related Agreements and procure that its Group Companies do the same.

4.2	Conduct and promotion of the Business

The Shareholders shall vote their Shares and otherwise act within their power (so far as they lawfully can) to ensure the following:

4.2.1	Business practice

that the Business shall be conducted in accordance with:

(i)	the Development Budget and Annual Budget;

(ii)	applicable Laws and internal policies of the Original Melco Shareholder, including the Original Melco Shareholder’s corporate “Ethical Business Practices Programme” as updated from time to time;

(iii)	business ethics and principles which are generally adopted by international reputable companies operating in the integrated resort industry; and

(iv)	such other standards as are agreed among the Shareholders from time to time.

4.2.2	Compliance

that the Company shall not, and shall procure (insofar as it lawfully can) that any Group Company shall not, act:

(i)	otherwise than in accordance with applicable Laws;

(ii)

in any way which might reasonably be likely to expose any officer, director or executive manager of the Company or any Group Company or the Shareholders to civil or criminal liability or sanction under the Laws; or

(iii)	in any way contrary to the Business Policies.

4.3	Anti-Corruption Laws

4.3.1

Each of the Shareholders shall not, and shall procure (insofar as it lawfully can) that no Group Company and no Associated Person of any Shareholder or any Group Company engages in any activity or conduct that has or will result in a violation of:

(i)	any Anti-Corruption Laws; and

(ii)	any applicable laws relating to economic or trade sanctions, including:

(a)	the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury or any other United States government authority or department;

(b)	United Nations sanctions imposed pursuant to any United Nations Security Council Resolution;

(c)

EU and EU member state restrictive measures implemented pursuant to any EU Council or European Commission regulation or decision adopted pursuant to a Common Position in furtherance of the EU’s and any EU member state’s Common Foreign and Security Policy; and

(d)	any similar laws or regulations to the foregoing in any other applicable jurisdiction.

4.3.2

Each of the Shareholders has and shall maintain in place, and the Company shall and shall procure that each of the Group Companies has and shall maintain in place, adequate procedures to prevent bribery within the meaning of the Anti-Corruption Laws.

5.	Budgets and financial information

5.1	Accounting principles

The Shareholders agree that the Company shall prepare its and the Group Companies’ consolidated financial statements for reporting purposes in accordance with IFRS or such other accounting methodologies to the extent required by applicable Law, provided that the Board may approve the use of any other accounting methodology for any other purpose as determined by the Board from time to time.

5.2	Information

5.2.1	The Company shall prepare, or procure the preparation of, and, once approved by the Board, shall submit to the Shareholders:

(i)

draft annual financial statements of the Group Companies within 120 days following the end of the relevant Financial Year of the Company (with the exception of the first Financial Year, in respect of which financial statements shall only be required to be produced in accordance with and in the time periods required by applicable Law);

(ii)	audited financial statements of the Group Companies promptly following the signature of the audit certificate from the Auditors relating to such financial statements;

(iii)

monthly management reports in respect of the Group Companies, in a form to be determined by the Board (but containing at a minimum a profit and loss account and a balance sheet) within 30 days following the end of the relevant month; and

(iv)

such other information or documentation as any Shareholder may reasonably request from time to time relating to the Business or financial condition of the Company or of any Group Company within a reasonable period.

5.2.2

Subject to Clause 25, a Shareholder may, at its own expense, at all reasonable times inspect and make copies of all books, records, accounts and documents relating to the business and the affairs of the Group Companies.

5.3	Development Budget

5.3.1

As soon as reasonably practicable after the date of this Agreement, the Original Melco Shareholder shall propose for approval of the Board the initial Development Budget (“Initial Development Budget”) which shall:

(i)	not exceed a maximum aggregate amount of €650,000,000 in total, including any pre-funded interest on high yield financing (the “IDB Maximum Amount”);

(ii)	be consistent with the terms of the ICR Licence; and

(iii)

shall not include transactions between any Group Companies, on the one hand, and the Original Melco Shareholder or its Associated Companies on the other hand (excluding any financing provided by the Original Melco Shareholder or its Associated Companies and any financing costs or related transaction fees), which in aggregate exceed [***] (the “IDB Melco Transaction Amount”), which for the avoidance of doubt shall be a sub-limit of the IDB Maximum Amount and not in addition to it.

5.3.2	Provided the Initial Development Budget proposed by the Original Melco Shareholder under Clause 5.3.1 complies with the requirements of Clause 5.3.1, then it shall promptly be approved by the Board.

5.3.3

The Development Budget may be updated from time to time in accordance with a decision of the Board, provided that the prior written consent of the Original CPZ Shareholder (not to be unreasonably withheld, conditioned or delayed) shall be required for:

(i)	any increase in the total aggregate amount of the Development Budget above the IDB Maximum Amount; or

(ii)

the inclusion of any transaction between any Group Companies, on the one hand, and the Original Melco Shareholder or its Associated Companies, on the other hand (excluding any financing provided by the Original Melco Shareholder or its Associated Companies and any financing costs or related transaction fees), which would result in the aggregate of all such transactions exceeding the IDB Melco Transaction Amount.

5.4	Approval of Annual Budgets

5.4.1	The Board shall procure that the Company prepares an Annual Budget.

5.4.2

The Board shall ensure that prior to the Opening Date, to the extent the Annual Budget relates to matters included in the Development Budget, the Annual Budget is not inconsistent with the Development Budget.

5.4.3	Each draft Annual Budget shall be submitted to the Shareholders for comment not less than 30 days prior to the start of the relevant financial year but shall be approved by the Board.

5.4.4	Once an Annual Budget is approved, any further variations to an Annual Budget shall require approval by the Board.

PART D - MANAGEMENT AND CONTROL

6.	Powers and duties of the Board of Directors

6.1	The Shareholders shall exercise their powers under this Agreement so far as they lawfully can to procure that:

6.1.1

the Board shall be responsible for the overall management of the Group Companies, provided that the Board shall not implement any decision in relation to any of the Shareholder Reserved Matters without the requisite prior approval in accordance with Clause 15;

6.1.2	the Board shall be responsible for deciding matters in relation to the Business which do not constitute Shareholder Reserved Matters;

6.1.3

subject to Clause 6.1.4, the Board may delegate authority to operate the day-to-day affairs of the Company to any designees of the Shareholders, the Chairman of the Board, the Group President (if any), the Property President or any other members of the management of the Group Companies, provided that any delegation of authority to implement or address any issue which is a Shareholder Reserved Matter shall only be effective if approved in accordance with Clause 15; and

6.1.4	the Board shall ensure that any Group President and the Property President competently fulfils his/her duties in accordance with Clause 13.2.

7.	Appointment of Directors

7.1	Number and identity of appointees

7.1.1	The Board shall be comprised of a maximum of six Directors, appointed in accordance with the following:

(i)	the Original CPZ Shareholder shall have the right to appoint one Director to the Board (the “CPZ Board Appointment Right”) subject to the following:

(a)

the Original CPZ Shareholder may by written notice to the Company and the other Shareholders irrevocably transfer the CPZ Board Appointment Right to any CPZ Transferee which holds the Requisite Minimum CPZ Shareholding;

(b)

any CPZ Transferee which is transferred and continues to hold the CPZ Board Appointment Right in accordance with Clause 7.1.1(i)(a) may by written notice to the Company and the other Shareholders irrevocably transfer the CPZ Board Appointment Right to any other CPZ Shareholder which holds the Requisite Minimum CPZ Shareholding;

(c)	if any CPZ Shareholder which holds the CPZ Board Appointment Right in accordance with the terms of this Clause 7.1.1 ceases to hold the Requisite Minimum CPZ Shareholding, then:

(I)	that CPZ Shareholder may immediately transfer the CPZ Board Appointment Right to a CPZ Shareholder which holds the Requisite Minimum CPZ Shareholding; or

(II)

if no CPZ Shareholder holds the Requisite Minimum CPZ Shareholding, the CPZ Board Appointment Right shall lapse with immediate effect and may not be exercised by any person notwithstanding that any CPZ Shareholder may hold the Requisite Minimum CPZ Shareholding at any future time; and

(d)	for the avoidance of doubt, nothing in this Clause 7.1.1(i) shall entitle the Original CPZ Shareholder or any CPZ Transferees to hold the right to appoint between them more than one Director in total.

(ii)

The Original Melco Shareholder shall have the right to appoint up to four Directors in total to the Board for so long as the Original Melco Shareholder and any Associated Companies to which it transfers Shares hold at least 50% in aggregate of the total number of then outstanding Shares; and

(iii)

if the Original Melco Shareholder and any Associated Companies to which it transfers Shares in aggregate hold less than 50% of the total number of then outstanding Shares, then so long as the Original Melco Shareholder and its Associated Companies hold:

(a)	at least 10% in aggregate of the total number of then outstanding Shares, the Original Melco Shareholder shall have the right to appoint one Director in total to the Board;

(b)	at least 20% in aggregate of the total number of then outstanding Shares, the Original Melco Shareholder shall have the right to appoint two Directors in total to the Board; and

(c)	at least 40% in aggregate of the total number of then outstanding Shares, the Original Melco Shareholder shall have the right to appoint three Directors in total to the Board.

(iv)

In addition to any rights to appoint Directors as set forth in paragraphs (ii) and (iii) above, for so long as the Original Melco Shareholder or any of its Associated Companies is responsible for the management of the casino or holds any preference shares in CoCo, the Original Melco Shareholder shall have the right to appoint one Director to the Board.

7.1.2	No Shareholder shall have the right to object to the appointment of a Director by the other Shareholders, unless such appointee is an Unsuitable Director.

7.1.3	Directors shall be permitted to communicate regularly with the relevant Shareholder that appointed them to:

(i)

satisfy the relevant Shareholder’s reasonable request for information in order to comply with the external reporting and other legal requirements of that Shareholder and their Associated Companies; and

(ii)	provide information on the Business and its financial performance.

7.2	Remuneration of Directors

The Company shall be responsible for remunerating the Directors.

8.	Removal of Directors

8.1	A Director may be removed as a director of the Company at any time:

8.1.1	by notice in writing to the Company by the Shareholder who appointed him/her; or

8.1.2	where such a Director is an Unsuitable Director, by notice in writing to the Company from a Shareholder,

and in either such event the Shareholders shall promptly remove such Director from their position(s) and the Shareholder that appointed such Director shall promptly appoint another Director in their place in accordance with Clause 7 and the Articles.

8.2

To ensure compliance with the terms of Clause 7 and this Clause 8, each Shareholder agrees to vote its Shares in the Company, and ensure that its respective appointed Directors shall exercise their voting rights, in such a manner as shall result in the appointment or removal of the appointees of the other Shareholders to the Board in accordance with such Clauses.

8.3

If a Director ceases to be qualified under the Articles to act as a director of the Company, then the Shareholder that appointed that Director shall immediately procure the resignation of that Director and shall appoint a new Director in accordance with Clause 7.

8.4

A Shareholder whose appointee has either been removed or has resigned as a Director shall fully indemnify and hold harmless the other Shareholders and the Group Companies against all Losses incurred by the other Shareholders and/or the Group Companies in respect of any claim made as a result of the removal or resignation of such Director.

9.	Chairman

9.1

The Chairman shall chair all meetings of the Board at which he/she is present, but shall not have a casting vote. The Chairman shall ensure that all relevant papers for any Board meeting are properly circulated in advance.

9.2

The Chairman shall be appointed annually by the Original Melco Shareholder, unless the Melco Shareholders hold less than 10% of the total number of then outstanding Shares, in which case the Chairman shall be appointed by the Shareholder holding the greatest number of Shares.

10.	Board meetings

10.1	Frequency

The Board shall decide when and how often Board meetings shall take place, provided that:

10.1.1	Board meetings shall be held at least four times per calendar year unless all Directors agree otherwise; and

10.1.2	any Director may convene a Board meeting at any time by complying with applicable notice requirements.

10.2	Place

10.2.1

The Board shall decide where Board meetings shall take place, taking into account the respective Tax considerations of the Group Companies and each of the Shareholders and their Associated Companies and the convenience of a particular location to each Director.

10.2.2	Subject to the requirements of any applicable Laws, the Board may decide to hold a meeting by video, teleconference and other electronic conferencing means available to each Director.

10.3	Notice/agenda

10.3.1	At least:

(i)	in the case of an emergency, 48 hours provided that Directors may participate telephonically or by video or other electronic-conferencing; and

(ii)	in all other cases, five Business Days’,

written notice by email or courier shall be given to each of the Directors of all Board meetings, except where a Board meeting is adjourned under Clause 10.4 or where the Board agrees to a shorter notice period and all the Directors are notified of the shorter notice period.

10.3.2	Any notice of a meeting of Directors must specify the location, date and time of the meeting.

10.3.3	Subject to accommodating the time periods set out herein, any Shareholder or Director may propose an item for inclusion in the agenda.

10.3.4	At least:

(i)	in the case of an emergency, 24 hours; and

(ii)	in all other cases, two Business Days,

(or such other period as may be agreed by all the Directors entitled to receive the notice) before a Board meeting, a reasonably detailed agenda shall be sent to each of the Directors by email or courier, which shall:

(a)	specify the matters to be considered; and

(b)	be accompanied by any relevant papers.

10.3.5	Notice of any meeting which is determined by the Company to be an emergency meeting shall specify:

(i)	the basis of that determination (which must be reasonable);

(ii)	the nature of the emergency in reasonable detail; and

(iii)	information for participating telephonically or by video or other electronic conferencing.

10.3.6	Any Director may invite a member of Senior Management to attend a meeting of the Board unless such meeting is to discuss any such person’s remuneration, appraisal or performance.

10.3.7	Prior to the Opening Date, the Original Melco Shareholder shall work with the Property President to provide an update to the Board in relation to the development of the Project at each Board meeting.

10.4	Quorum

10.4.1	The quorum at a Board meeting shall be two Directors, including at least one Director appointed by the Original Melco Shareholder.

10.4.2	The terms of Clause 15 shall apply with respect to any Shareholder Reserved Matter.

10.4.3	Notice of the adjourned Board meeting shall be given to all of the Directors.

10.5	Voting

10.5.1	Subject to the other provisions of this Agreement, at any Board meeting each Director shall have one vote and decisions at Board meetings shall require a simple majority of votes.

10.5.2	A written resolution signed by all Directors shall be as valid and effective as a resolution passed at a Board meeting.

10.6	Alternate Directors

Each Director shall have the right by notice in writing to the Company to, subject to the approval of all the Directors, appoint an alternate director who shall have the same powers and rights as the Director who has appointed him.

11.	Committees of Directors

11.1	The Board may constitute committees of Directors.

11.2	The voting and quorum for Board committee meetings shall be the same as for Board meetings, except as determined otherwise by the Board.

11.3	The Director nominated by a CPZ Shareholder shall have the right, but not the obligation, to be an observer on all committees of Directors.

12.	Group Company boards

12.1	The directors of the boards of any Group Companies shall be appointed by the Board.

12.2	The provisions regulating the meetings of the boards of any Group Companies shall be the same as for Board meetings, except as determined otherwise by the Board.

12.3	Clauses 10.3.1 to 10.3.5 shall apply to any board meeting of any Group Company.

13.	Management team

13.1	Appointment of Property President

13.1.1	The Board shall nominate and appoint the Property President.

13.1.2	The Property President shall be an employee of a Group Company and may also be an employee or officer of other Group Companies. The Property President shall not be a Director.

13.1.3	Remuneration of the Property President shall be determined by the Board.

13.1.4	The Property President may be removed at any time for any reason by the Board.

13.2	Authority and accountability of Property President

The day-to-day operational affairs of the Company shall be run by the Property President or such other person as determined by the Board under the supervision of the Board:

13.2.1	with reference to the Annual Budget; and

13.2.2	in the interests of the Shareholders collectively so as to maximise the Company’s equity value, without regard to the individual interests of any of the Shareholders,

provided that the Property President or any such other person appointed by the Board shall not take any decision in relation to any of the Shareholder Reserved Matters without the prior approval of the Shareholders in accordance with Clause 15.

13.3	Appointment and removal of the management team

13.3.1

Other key senior management, including a Head of Finance, Head of HR, Head of Marketing and Head of Legal (such persons, the “Senior Management”) shall be appointed in accordance with the delegation of authority policy to be adopted by the Board.

13.3.2	Notwithstanding Clause 13.3.1, the Board may dismiss a member of Senior Management and/or appoint a new member of Senior Management at any time for any reason.

14.	Meetings of Shareholders

General meetings of Shareholders shall be held at least once per calendar year and shall take place in accordance with the applicable provisions of the Articles and this Agreement, including the following provisions:

14.1

the quorum shall be one duly authorised representative of each Shareholder holding at least 10% in aggregate of the Shares, provided that if at a duly convened meeting, a duly authorised representative of any or all of such Shareholders is not present, then such meeting shall be adjourned for at least seven Business Days (as determined by the chairman if present) and each Shareholder shall be notified at least three Business Days in advance of the time, date and place for the reconvened meeting;

14.2	the notice of meeting shall set out an agenda identifying in reasonable detail the matters to be discussed;

14.3	the chairman of the meeting shall not have a casting vote; and

14.4

subject to the requirements of any applicable Laws, meetings may be held by video, teleconference and other electronic conferencing means and the persons convening the meetings shall use reasonable endeavours to ensure they are held at locations reasonably convenient for all Shareholders.

15.	Shareholder Reserved Matters

15.1

Subject to the terms of Clauses 15.2 and 15.3 below but notwithstanding any other provision of this Agreement to the contrary, the Shareholders shall procure that no action is undertaken by the Company or any Group Company, and the Company shall not undertake and shall procure that no Group Company shall undertake any action with respect to the matters set out in Part A of Schedule 2 (“Shareholder Reserved Matters”) without the prior written consent of both the Original CPZ Shareholder (the “CPZ Consent Right”) and the Original Melco Shareholder.

15.2

The Original CPZ Shareholder may by written notice to the Company and the other Shareholders irrevocably transfer the CPZ Consent Right to any CPZ Transferee which holds the Requisite Minimum CPZ Shareholding, subject to the following:

(i)

upon the transfer of the CPZ Consent Right by the Original CPZ Shareholder to any CPZ Transferee in accordance with this Clause 15.2, the applicable Shareholder Reserved Matters shall consist only of the matters set out in Part B of Schedule 2 (and for the avoidance of doubt, no consent of any CPZ Shareholder will be required under this Clause 15 at any time following such transfer in respect to the matters set out in Part A of Schedule 2, which shall cease to have any effect) (the “Modified Shareholder Reserved Matters”);

(ii)

any CPZ Transferee which is transferred and continues to hold the CPZ Consent Right in accordance with this Clause 15.2 above may by written notice to the Company and the other Shareholders irrevocably transfer the CPZ Consent Right to any other CPZ Shareholder which holds the Requisite Minimum CPZ Shareholding; and

(iii)	if any CPZ Shareholder which holds the CPZ Consent Right in accordance with the terms of this Clause 15 ceases to hold the Requisite Minimum CPZ Shareholding, then:

(a)	that CPZ Shareholder may immediately transfer the CPZ Consent Right to a CPZ Shareholder which holds the Requisite Minimum CPZ Shareholding; or

(b)

if no CPZ Shareholder holds the Requisite Minimum CPZ Shareholding, the CPZ Consent Right shall lapse with immediate effect and may not be exercised by any person notwithstanding that any CPZ Shareholder may hold the Requisite Minimum CPZ Shareholding at any future time.

15.3	For the avoidance of doubt:

(i)

nothing in this Clause 15 shall entitle the Original CPZ Shareholder or any CPZ Transferee to both concurrently hold consent rights in relation to the Shareholder Reserved Matters or the Modified Shareholder Reserved Matters; and

(ii)

the consent of the relevant CPZ Shareholder which holds the CPZ Consent Right under this Clause 15 shall be deemed to have been duly given if that CPZ Shareholder has voted in favour of any resolution or proposed resolution giving effect to or authorising a Shareholder Reserved Matter or Modified Shareholder Reserved Matter (as the case may be) which has been put to a vote at any general meeting of the Shareholders.

PART E - COMPANY FINANCE

16.	Distributions

16.1	The Board shall make distributions to the Shareholders in proportion to their then existing holding of Shares.

16.2	It shall be the policy of the Company that, subject to:

16.2.1	applicable Laws;

16.2.2	any financial covenants or undertakings given by a Group Company under any external financing arrangements; and

16.2.3

working capital requirements and to maintaining cash reserves of not less than a value which, in the reasonable opinion of the Board, is adequate for the Company to continue its Business and provide for reasonable contingencies, including in relation to legal compliance, other prudential requirements, scheduled and unscheduled capital expenditure, maintenance requirements and insurable and uninsurable events, the Company shall distribute not less than 70% of its profits to its Shareholders by way of dividend.

16.3

The Company shall use commercially reasonable endeavours to structure the payment of any dividends in a manner that is tax efficient to the Shareholders in relation to the Special Contribution for the Defence of the Republic Law of Cyprus.

16.4

The Shareholders shall procure that the Company promptly pays any deemed dividend distribution tax (“DDDT”) and that the Company shall only claim repayment of DDDT from any CPZ Shareholder by way of an offset against future dividends, provided that the Company shall be entitled to elect to do so at the earliest opportunity that such dividends are lawfully available against which such an offset may be made.

16.5	In the event that any CPZ Shareholder Transfers any of its Shares, such CPZ Shareholder shall repay any amounts owed to the Company in respect of DDDT.

16.6

For the avoidance of doubt, any Entitlement Fees or distributions on preferred shares payable by any Group Company to any Shareholder shall not be counted as a dividend or distribution to the applicable Shareholder when determining the amount of distributions payable to each Shareholder in accordance with this Clause 16.

16.7	The provisions of this Clause 16 shall apply to any Group Company mutatis mutandis.

17.	Additional finance for the Company

17.1	External finance

Unless expressly provided in this Clause 17, the Shareholders shall not be obliged to provide:

17.1.1	any further capital to the Company either by way of subscription for Shares or Loan Notes or by advancing loans, or otherwise; or

17.1.2	guarantees or security in connection with any third party financing (whether a loan facility, bond instrument or otherwise) to be provided to the Company (“Third Party Finance”),

and, unless otherwise agreed by the Shareholders, there shall be no recourse to the Shareholders in respect of the Third Party Finance.

17.2	Funding of the Development Budget

The Development Budget shall be funded in accordance with Part A of Schedule 6.

17.3	Funding of the Project post opening of the ICR

17.3.1	The Shareholders acknowledge that following the Opening Date, their expectation is that the Company should be able to service future funding requirements for the Business from its internal resources.

17.3.2

If, following the Opening Date, the Board determines that additional funding is required in excess of that available from the Company’s internal resources, then the provisions of Part B of Schedule 6 shall apply.

PART F - EXIT

18.	Transfers

18.1	General prohibition on disposal of Shares

A Shareholder may not Transfer any of its Shares or any Interest in Shares to any person other than in accordance with this Agreement.

18.2	Restrictions applicable to all Shareholders

Notwithstanding any other provision of this Agreement, a Shareholder may not Transfer any of its Shares or any interest in Shares unless:

18.2.1	the person to whom the Shares are being transferred is not an Unsuitable Person; and

18.2.2

all other consents, clearances, approvals or permissions necessary to enable the complete Transfer have been obtained, including, without limitation, those under: (a) the ICR Licence and Cyprus Law; and (b) the rules and regulations of any governmental, statutory or regulatory body which would be required in order to effect the Transfer.

18.3	Restrictions applicable to CPZ Shareholder

18.3.1	No CPZ Shareholder shall Transfer any of its Shares or any interest in Shares unless the person to whom the Shares are being transferred:

(i)	is not, and is not Controlled by, a Melco Competitor; and

(ii)

has no present intention to on-sell Shares to a Melco Competitor or any entity Controlled by a Melco Competitor (unless the Original Melco Shareholder shall have otherwise consented to a Transfer to such Melco Competitor or other person in writing).

18.3.2

In respect of, and as a condition to, any Transfer by any CPZ Shareholder, both the Original Melco Shareholder and the Board shall have the right to require any proposed transferee to provide evidence to them that the Transfer to such transferee would not breach the terms of Clause 18.3.1. If the Original Melco Shareholder or the Board (as the case may be) is not satisfied by such evidence that the proposed Transfer would not breach the terms of Clause 18.3.1, then the Board may refuse to register such proposed Transfer and such CPZ Shareholder shall not proceed with such proposed Transfer.

18.3.3

No CPZ Shareholder shall Transfer any of its Shares or any Interest in Shares to any person prior to the date falling 12 months from the Effective Date, other than with the prior written consent of the Original Melco Shareholder, or unless required to do so under Clause 18.6 or 19.3 or permitted to do so under Clause 18.5.

18.3.4

No CPZ Shareholder shall Transfer any of its Shares to the extent such Transfer would result in CPZ and its Associated Companies in aggregate holding less than 40% of their Updated Shareholding Amount prior to the date falling five years from the Effective Date, except with the prior written consent of the other Shareholders or unless required to do so under Clause 18.6, or 19.3 or permitted to do so under Clause 18.5.

18.3.5

Any Transfer of Shares or any Interest in Shares by any CPZ Shareholder to any person at any time must comprise at a minimum a Transfer of at least 1% of the total outstanding Shares to such person, except with the prior written consent of the other Shareholders or unless required to do so under Clause 18.6, or 19.3 or permitted to do so under Clause 18.5.

18.4	Restrictions applicable to Melco Shareholder

Subject to Clause 18.5, no Melco Shareholder shall Transfer any of its Shares to the extent such Transfer would result in the Melco Shareholders in aggregate holding less than 66 2⁄3% of their Updated Shareholding Amount prior to the date falling five years from the Effective Date, except with the prior written consent of the other Shareholders or unless required to do so under Clause 19.3.

18.5	Transfer to Associated Companies permitted at any time

18.5.1

Subject to Clause 18.5.2, a Shareholder (the “Transferor”) may at any time, and without compliance with Clause 18.1 or Clause 18.6, Transfer its Shares or any Interest in Shares to an Associated Company (the “Transferee”) on giving prior written notice to the other Shareholders, copied to the Company, provided that the Transferee shall, and the Transferor shall procure that the Transferee shall, retransfer its Shares and any Interest in Shares to the Transferor or another Associated Company of the relevant Shareholder’s Ultimate Parent Company immediately if the Transferee ceases to be an Associated Company of the relevant Shareholder’s Ultimate Parent Company prior to the date falling five years from the Effective Date.

18.5.2

Notwithstanding Clause 18.5.1, any Melco Shareholder may at any time, and without compliance with any other restriction in this Agreement (including as set out in Clauses 18.1, 18.5.1 or 18.6), undertake a Permitted Melco Transfer. If a Melco Shareholder elects to undertake a Permitted Melco Transfer, then the other Shareholders shall provide all assistance and do all things as may be reasonably requested by such Melco Shareholder (including, if necessary, making amendments to this Agreement) in order to give effect to the Permitted Melco Transfer.

18.6	Transfer to other Shareholders or a third party pre-IPO

18.6.1	Written offer from a third party/right of first refusal

Prior to the date of any IPO, a Shareholder (the “Transferring Shareholder”) may, subject to the general restrictions in Clauses 18.1 to 18.4, Transfer all or part of its Shares and any Interest in Shares (the “Transfer Shares”) and any Debt owed by the Company and/or any Group Company to the Transferring Shareholder and/or its Associated Companies (the “Transfer Debt” and, together with the Transfer Shares, the “Transfer Assets”) only if it receives an offer for such Transfer Assets (the “Third Party Offer”) from a bona fide third party (the “Offeror”) which:

(i)

where the Transferring Shareholder is not the Original Melco Shareholder, provides written certification, including a representation and warranty (after conducting its own investigation), that the Offeror: (a) is not, and is not Controlled by, a Melco Competitor; and (b) has no present intention to on-sell Shares to a Melco Competitor or any entity Controlled by a Melco Competitor;

(ii)

states whether the Third Party Offer is for all or part of the Transferring Shareholder’s Shares and confirms that it is also for such proportion of any Debt owed by the Company and/or any Group Company to the Transferring Shareholder and/or its Associated Companies as is equal to the proportion of Shares being acquired;

(iii)	is irrevocable and unconditional except for any Permitted Regulatory Condition;

(iv)	is governed by English, New York, Hong Kong or Cypriot law;

(v)

states the price of the Third Party Offer which shall be for cash consideration in either Euro or U.S. Dollars only (the “Third Party Offer Price”) and immediately payable within one month of completion of the transfer;

(vi)	contains all material terms and conditions (including the intended completion date of the offer and any Permitted Regulatory Conditions); and

(vii)

in the case of a Transfer by a Melco Shareholder only, where such Transfer would result in a Change of Control of the Company, includes an offer to acquire, at the election of the Original CPZ Shareholder, either (a) all the Shares held by the Original CPZ Shareholder or its Associated Companies along with any Debt owed by the Company and/or any Group Company to the Original CPZ Shareholder (and its Associated Companies) or (b) the pro rata portion (relative to the number of Transfer Shares versus total Shares held all Melco Shareholders) (the “Relevant Proportion”) of the Shares held by the Original CPZ Shareholder or its Associated Companies and the Relevant Proportion of any Debt owed by the Company and/or any Group Company to the Original CPZ Shareholder, in each case at the same cash price per Share and on no less favourable terms than the Transfer Assets (a “Tag-along”).

18.6.2	Issue of Transfer Notice to Remaining Shareholder

Within 15 Business Days of receiving a Third Party Offer which it wishes to accept, a Transferring Shareholder shall issue a written notice (the “Transfer Notice”) to the other Shareholder (the “Remaining Shareholder”), copied to the Company, containing notification and details of the Third Party Offer compliant with Clause 18.6.1 and, upon issuing such written notice, the Transferring Shareholder shall be deemed to make an offer to sell the Transfer Assets to the Remaining Shareholder (the “Offer”) at the same cash price per Share and on no less favourable terms and conditions than those set out in the Third Party Offer, except that the Remaining Shareholder shall have the right to request the addition of any necessary Permitted Regulatory Conditions, or adjustments to any existing Permitted Regulatory Conditions, but only to the extent necessary to be able to complete the transfer of the Transfer Assets and provide confirmation that:

(i)	the Company shall be the agent of the Transferring Shareholder for the sale of the Transfer Assets; and

(ii)	the Remaining Shareholder may elect to proceed in accordance with one of the options in Clause 18.6.3.

18.6.3	Choices open to Remaining Shareholder

The Remaining Shareholder who receives a Transfer Notice may do one of the following:

(i)	Accept the Offer

(a)

Before the expiry of the Acceptance Period (the “Closing Date”), if the Remaining Shareholder wishes to buy the Transfer Assets at the Third Party Offer Price, it shall send a written notice to the Transferring Shareholder, copied to the Company, accepting the Offer (the “Acceptance Notice”). An Acceptance Notice shall be irrevocable. If the Remaining Shareholder does not wish to accept the Offer, it may either send a written notice to the Transferring Shareholder, copied to the Company, by the Closing Date declining the Offer or do nothing, in which case it shall be deemed to have declined the Offer.

(b)

Notwithstanding the above, if the Remaining Shareholder is a Melco Shareholder, then if (in its sole discretion) such Melco Shareholder considers it reasonably necessary, such Melco Shareholder may (by notice in writing to the Transferring Shareholder no later than 21 days after receipt of the Transfer Notice) elect to extend the Acceptance Period by up to 30 days (such extension period, the “Additional Investigation Period”) in order to more fully investigate the identity of the relevant Offeror and satisfy itself that such Offeror is not, and is not controlled by, a Melco Competitor, nor has it any present intention to on-sell Shares to a Melco Competitor or an entity controlled by a Melco Competitor.

(c)

If, three Business Days after the Closing Date, the Transferring Shareholder has not received an Acceptance Notice, the Transferring Shareholder shall then, subject to Clause 18.6.4, be free, for a period of six months thereafter, to accept the Third Party Offer and sell the Transfer Assets to the Offeror at the Third Party Offer Price and on terms being no more favourable than those of the Third Party Offer, provided that the Offeror (or other purchaser) enters into a Deed of Adherence in the form required by this Agreement.

(d)

The transfer of the Transfer Assets to the Remaining Shareholder delivering an Acceptance Notice shall be completed in accordance with Clause 21 and the terms and conditions of the relevant Transfer. In the event of any conflict between the provisions of Clause 21 and the terms and conditions of the relevant Transfer, the former shall take precedence.

(ii)	Tag-along

(a)

If the Original CPZ Shareholder or its Associated Companies wish to sell all or the Relevant Proportion of the Shares held by them along with any Debt owed by the Company and/or any Group Company to them pursuant to Clause 18.6.1(vii), the Original CPZ Shareholder shall send a written notice (the “Tag-along Notice”) to the Original Melco Shareholder by the Closing Date, copied to the Company, electing to sell, at its option, either: (i) all; or (ii) the Relevant Proportion, of its Shares and any Interest in Shares (the “Tag-along Shares”) together with all or the Relevant Proportion (as relevant) of Debt owed by the Company and/or any Group Company to the Original CPZ Shareholder and/or its Associated Companies (the “Tag- along Debt” and, together with the Tag-along Shares, the “Tag-along Assets”) to the Offeror at the same cash price per Share and on no less favourable terms than those contained in the Third Party Offer, except that the Original CPZ Shareholder shall have the right to request the addition of any necessary Permitted Regulatory Conditions, or adjustments to any existing Permitted Regulatory Conditions, but only to the extent necessary to be able to complete the transfer of the Tag- along Assets. Notwithstanding the foregoing, the Tag-along shall not be exercisable and any Tag-along Notice delivered shall be deemed to be null and void in the event that the Original Melco Shareholder serves a Drag-along Notice pursuant to Clause 18.6.4.

(b)

The Melco Shareholder shall then be prohibited from selling the Transfer Assets to the Offeror unless the Offeror agrees to purchase the Tag-along Assets at the same time, at the same cash price per Share as and on no less favourable terms than those contained in the Third Party Offer.

18.6.4	Drag-along

(i)

Subject to the right of the Remaining Shareholder under Clause 18.6.3(i) to exercise its right of first refusal, if a Melco Shareholder accepts a Third Party Offer and, as a result, the Offeror (together with any person acting in concert with it) will acquire all or a portion of the Shares held by the Melco Shareholders, then within 15 Business Days of the date on which a Melco Shareholder accepts the Third Party Offer, a Melco Shareholder may serve a written notice (a “Drag-along Notice”) on each CPZ Shareholder requiring it to sell to the Offeror the Relevant Proportion of its Shares and any Interest in Shares (the “Drag-along Shares”) together with all or the Relevant Proportion (as applicable) of any Debt owed by the Company and/or any Group Company to each CPZ Shareholder (the “Drag-along Debt” together with the Drag-along Shares, the “Drag-along Assets”) on no less favourable terms and conditions than the Third Party Offer except that each CPZ Shareholder shall have the right to request the addition of any necessary Permitted Regulatory Conditions, or adjustments to any existing Permitted Regulatory Conditions, but only to the extent necessary to be able to complete the transfer of the Drag-along Assets.

(ii)

Completion of any transfer pursuant to this Clause 18.6.4 shall take place at the same time as completion of the transfer of the Transfer Assets. In order to effect such completion, the Offeror shall transfer the purchase price for the Drag-along Assets to the Company and each CPZ Shareholder shall deliver duly executed transfer forms for the Drag-along Shares, together with the relevant certificates, to the Company and duly executed instruments for assignment of the Drag-along Debt. The Company’s receipt of the purchase price shall be a good discharge to the Offeror who shall not be bound to see to the application of those moneys. The Company shall hold the purchase price in trust for each CPZ Shareholder without any obligation to pay interest. If any CPZ Shareholder fails to deliver a duly executed transfer form for its Drag-along Shares and duly executed instruments for assignment of the Drag-along Debt to the Company by completion of the transfer of the Transfer Assets, the Directors shall authorise any Director to transfer such Drag-along Shares and assign such Drag-along Debt on behalf of such CPZ Shareholder to the Offeror to the extent the Offeror has, by completion of the transfer of the Transfer Assets, put the Company in funds to pay the purchase price. The Directors shall then authorise registration of the transfer (in the case of any share transfer once appropriate stamp duty has been paid). Each CPZ Shareholder shall surrender its certificates (or an express indemnity in a form satisfactory to the Offeror in the case of any certificate found to be missing) for its Drag-along Shares to the Company. On surrender, the Company shall transfer to each CPZ Shareholder its relevant proportion of the purchase price, but no CPZ Shareholder shall be entitled to any interest which may have been earned by the Company on that amount.

18.6.5	Failure to transfer

If a Transferring Shareholder or a Remaining Shareholder does not comply with its sale or purchase obligations in this Clause 18, then the provisions of Clause 21.3 shall apply.

18.6.6	Failure of third party to complete sale

If the Offeror fails to acquire the Transfer Assets in accordance with this Clause 18, then the procedures set out in this Clause 18 shall be complied with in full in respect of each new or revised offer, whether by the same Offeror or not.

18.7

The Shareholders shall take such actions and exercise such rights and powers available to them in relation to the Company and waive or suspend any provisions or regulations contained in the Articles permitting or restricting any Transfer as any Shareholder may require or direct to give effect to and ensure the implementation of this Clause 18 to allow or restrict any Transfer as contemplated by this Clause 18.

19.	Default or Change of Control

19.1	Event of Default

If a Shareholder:

19.1.1

or any of its Associated Companies or its Ultimate Parent Company is subject to an Insolvency Event which is reasonably likely to impair the ability of that Shareholder to comply with its obligations under this Agreement;

19.1.2	is subject to a Licence Ineligibility Event and such Licence Ineligibility Event is not cured or remedied within 30 days of its occurrence;

19.1.3

in the case of any CPZ Shareholder only, is subject to any Change of Control prior to the date falling five years from the Effective Date other than in connection with any Change of Control previously approved in writing by the other Shareholders;

19.1.4

in the case of any Melco Shareholder only, and following any Transfer by any Melco Shareholder of its Shares (or any subsequent transfer) in each case in accordance with this Agreement, prior to the date which is five years after the Effective Date, the relevant transferee which holds those Shares ceases to be Controlled by either the Original Melco Shareholder or Melco International other than where such cessation has been approved in writing by the other Shareholders; or

19.1.5

in the case of any CPZ Shareholder only, or any of its Associated Companies or its Ultimate Parent Company becomes or is reasonably likely to become a Melco Competitor or owned by a Melco Competitor (unless the Original Melco Shareholder shall have otherwise consented to a Transfer to a Melco Competitor in writing) or an Unsuitable Person, then it shall have committed an “Event of Default”.

19.2	Notice of default

If an Event of Default occurs, the Shareholder who commits an Event of Default (the “Defaulting Shareholder”) shall notify the other Shareholders (the “Non-defaulting Shareholders”) as soon as it becomes aware of the occurrence of that Event of Default.

19.3	Default Notice (call option)

Following an Event of Default, any Non-defaulting Shareholder may give written notice (the “Default Notice”) within 30 days of receiving notification of an Event of Default or of it becoming aware of an Event of Default, whichever is earlier, requiring the Defaulting Shareholder, subject to the satisfaction or waiver of any Permitted Regulatory Condition set out in the Default Notice, to sell all of the Shares and any Interest in Shares held by the Defaulting Shareholder (the “Sale Shares”) together with any Debt owed by the Company and/or Group Company to the Defaulting Shareholder and/or its Associated Companies (together with the Sale Shares, the “Sale Assets”) to the Non-defaulting Shareholders or, at the option of each Non-defaulting Shareholder, an Associated Company of such Non-defaulting Shareholder, at a price equal to the Fair Market Value of the Sale Assets, on the basis that a Non-defaulting Shareholder or its Associated Company (as applicable):

19.3.1

shall be entitled to buy such portion of the Sale Assets as reflects, as nearly as possible, the number of Shares for the time being held by such Shareholder as a proportion of the total number of Shares held by the Non-defaulting Shareholders; and

19.3.2	may offer to buy any portion of the Sale Assets that are not accepted by the other Non-defaulting Shareholders.

In the event any portion of the Sale Assets is not purchased by the Non-defaulting Shareholders or their Associated Companies (as applicable), the Non-defaulting Shareholders may require the Defaulting Shareholder to sell such Sale Assets to a third party that is not a Melco Competitor, or Controlled by a Melco Competitor, or Unsuitable Person at a price equal to Fair Market Value of the Sale Assets.

19.4	Completion of transfer

The sale and purchase of the Sale Assets shall be made on the terms set out in Clause 21. The Shareholders waive their pre-emption rights to the Transfer of Shares contained in this Agreement and the Articles to the extent necessary to give effect to this Clause 19.4.

19.5	Other breaches of the Agreement

If a Shareholder commits a breach of this Agreement (other than those specified in Clause 19.1), the Non-defaulting Shareholders may serve written notice upon the Defaulting Shareholder specifying the breach and requiring the Defaulting Shareholder immediately to stop the breach and, to the extent possible, to make good the consequences of the breach within 30 Business Days. Where the breach has prejudiced the Non-defaulting Shareholders, they may seek an immediate remedy of an injunction, specific performance or similar order to enforce the Defaulting Shareholder’s obligations. This shall not limit, restrict or otherwise affect the Non-defaulting Shareholders’ right subsequently to claim damages or other compensation for breach under applicable law.

20.	Deadlock

20.1	Circumstances leading to deadlock

20.1.1

If the Board is unable to reach a decision on a matter presented to it within one month of such presentation to the Board, then any Shareholder or any Director may refer the matter for discussion between the Shareholders.

20.1.2	If:

(i)	the Shareholders cannot reach agreement on any matter referred to them under Clause 20.1.1 within one month of that matter being referred to them; or

(ii)

the Shareholders have not passed a resolution on a matter presented to them as a Shareholder Reserved Matter within one month of such presentation to the Shareholders, either because the requisite majority has not voted in favour of it or due to a lack of quorum, the matter or resolution shall be termed a “Deadlock Matter”.

20.2	Referral to chairman/chief executive officers of Ultimate Parent Companies for resolution

The Shareholders shall refer the Deadlock Matter to the chairman or chief executive officers of the Ultimate Parent Companies of each Shareholder at the relevant time (or, in each case, their designees) for resolution. As at the date of this Agreement, these are Mr Menelaos Shiacolas, in the case of the Original CPZ Shareholder, and Mr Lawrence Ho, in the case of the Original Melco Shareholder.

21.	Terms and consequences of transfers of Shares

21.1	Definitions

In this Clause 21:

“Buyer” means, in the case of:

(a)	Clause 18, a Remaining Shareholder buying Transfer Assets; and

(b)	Clause 19, a Shareholder electing or required to buy Sale Assets.

“Relevant	Notice” means, in the case of:

(a)	Clause 18, the Transfer Notice; and

(b)	Clause 19, the Default Notice.

“Relevant Securities” means, in the case of:

(a)	Clause 18, the Transfer Assets; and

(b)	Clause 19, the Sale Assets.

“Relevant Time” means, in the case of:

(a)	Clause 18.6.3, the date of the last Acceptance Notice; and

(b)	Clause 19, the date of the notice of determination of the Fair Market Value pursuant to Clause 22.2.

“Selling Shareholder” means, in the case of:

(a)	Clause 18, the Transferring Shareholder; and

(b)	Clause 19, the Defaulting Shareholder.

21.2	Completion of transfer

Any transfers of Relevant Securities made under the provisions of Clauses 18, 19 and 20 (except by a Transferring Shareholder to an accepting Offeror under Clause 18.6.3(i) which shall be made as agreed with the Offeror) shall be made in accordance with the following terms set out in this Clause 21.2.

21.2.1

The Selling Shareholder and the Buyer shall have the right to request the addition of any necessary Permitted Regulatory Conditions or adjustments to existing Permitted Regulatory Conditions, but only to the extent necessary to be able to complete the transfer of the Relevant Securities.

21.2.2	Each of the Selling Shareholder and the Buyer shall use reasonable endeavours to ensure the satisfaction of any Permitted Regulatory Condition applying to it as soon as possible.

21.2.3

If any of the Permitted Regulatory Conditions is not satisfied or waived 90 days or, in the case of a regulatory approval, 180 days after service of the Relevant Notice (in each case, unless a longer period is agreed between the Selling Shareholder and the Buyer), then the Relevant Notice shall lapse and if the Relevant Notice is a Transfer Notice, then the Transfer Assets, for a period of six months thereafter, shall be offered to the Offeror who had previously made a Third Party Offer but was unable to proceed as a result of the rights of first refusal contained in Clause 18.6.2.

21.2.4

Completion of the transfer of the Relevant Securities shall take place 21 days after the Relevant Time or the date of satisfaction or waiver of all Permitted Regulatory Conditions (whichever is the later) (the “Transfer Date”) and at such reasonable time and place as the Selling Shareholder and the Buyer shall agree or, failing which, at 11.00 a.m. at the registered office of the Company.

21.2.5	On or before the Transfer Date, the Selling Shareholder shall deliver to the Buyer in respect of the Relevant Securities:

(i)	duly executed instruments for share transfer;

(ii)	duly executed instruments for assignment of Debt owed to the Selling Shareholder and/or its Associated Companies by the Company and/or any Group Company;

(iii)	any relevant share certificates (or an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing); and

(iv)	a power of attorney in such form and in favour of such person as the Buyer may nominate to enable the Buyer to exercise all rights of ownership, including, without limitation, voting rights.

21.2.6

Against delivery of the documents referred to in Clause 21.2.5, the Buyer shall pay the total consideration due for the Relevant Securities to the Selling Shareholder by 5 p.m. (Cyprus time) on the Transfer Date.

21.3	Failure to transfer

If a Selling Shareholder fails or refuses to comply with its obligations to transfer Relevant Securities under Clauses 18 to 21 inclusive on or before the Transfer Date for a reason other than a failure to satisfy a Permitted Regulatory Condition:

21.3.1

the Company may receive the purchase money in trust for a Selling Shareholder (without any obligation to pay interest) and cause a Buyer to be registered as the holder of the Relevant Securities being sold (once any appropriate stamp duty has been paid). The receipt by the Company of the purchase money shall be a good discharge to a Buyer (who shall not be bound to see to the application of those moneys). After a Buyer has been registered as holder of the Relevant Securities being sold in exercise of these powers:

(i)	the validity of the transfer shall not be questioned by any person; and

(ii)

the Selling Shareholder shall surrender his/her certificates (or an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing) for the Relevant Securities to the Company. On surrender, he/she shall be entitled to the purchase money for the Relevant Securities; and

21.3.2

the Selling Shareholder shall not exercise any of its powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise. The Directors appointed by the Selling Shareholder (or its predecessor in title) shall not:

(i)	be entitled to vote at any Board meeting;

(ii)	be required to attend any meeting of Directors in order to constitute a quorum; or

(iii)	be entitled to receive or request any information from the Company.

21.4	Company to be informed of notices

The Shareholders shall keep the Company informed at all times of the issue and contents of any notices served pursuant to Clauses 18 to 21 and any election or acceptance relating to those notices.

21.5	Business to be run as going concern

The Shareholders shall use all commercially reasonable efforts to ensure that the Business continues to be run as a going concern during the period between the service of any notice pursuant to Clauses 18 to 21 and the completion of any transfers of Shares.

21.6	Transfer terms

Any sale and/or transfer of Relevant Securities under Clauses 18 to 21 shall be on terms that those Shares:

21.6.1	are transferred free from all Encumbrances (other than those created under this Agreement and the Articles); and

21.6.2	are transferred with the benefit of all rights attaching to them as at the date of the relevant transfer.

21.7	Further assurance

Each of the Shareholders and the Company shall use reasonable endeavours to effect a transfer of Relevant Securities in accordance with the terms of this Agreement as quickly as is practicable and in any event within any time period specified in this Agreement.

21.8	Return of documents etc.

On ceasing to be a Shareholder, a Shareholder shall hand over to the Company material correspondence, Annual Budgets, schedules, documents, records or other information relating to the Business held by it or any of its Associated Companies or any third party which has acquired such matter through that Shareholder and shall not keep any copies.

21.9	Debt and guarantees

21.9.1	Loans owed by the Company to the Selling Shareholder

(i)	Transfer of Relevant Securities to an Offeror

Without prejudice to any obligations regarding the transfer of Debt in Clause 18.6, where a Selling Shareholder Transfers its Relevant Securities to an Offeror, any Debt owed by the Company and/or any Group Companies to the Selling Shareholder and/or its Associated Companies shall be transferred to the Offeror at the same time for such value as may be agreed between the Selling Shareholder and the Offeror. In the event of a partial transfer of Relevant Securities, the same proportion of the Debt owed by the Company and/or any Group Company to such Shareholder and/or its Associated Companies shall be required to be transferred at the same time.

(ii)	Transfer of Relevant Securities to a Buyer

Where a Selling Shareholder Transfers its Relevant Securities to a Buyer, the Selling Shareholder shall procure that all Debt owed by the Company and/or any Group Company to the Selling Shareholder and/or its Associated Companies is either assigned to the Buyer for such value as may be agreed between the Selling Shareholder and the Buyer or, failing agreement with the Buyer, is repaid by the Company.

(iii)	Release of guarantees

Where a Selling Shareholder is transferring its Relevant Securities to a Buyer, the Buyer shall use reasonable endeavours to procure the release of any guarantees, indemnities, securities or other comfort given by the Selling Shareholder to or in respect of the Company or its Business and, pending such release, shall indemnify the Selling Shareholder in full in respect of them.

21.9.2	Loans owed by the Selling Shareholder to the Company

(i)

The transfer of any of the Relevant Securities held by a Selling Shareholder to a Buyer or an Offeror is conditional upon the repayment pro rata to the shareholding to be transferred, if applicable, of all Debt owed by the Selling Shareholder and/or its Associated Companies to the Company and/or any Group Company or the novation of the same to the Buyer or the Offeror, as the case may be, and the agreement of the Buyer or the Offeror, as the case may be, to be bound by the terms and obligations of all such Debt.

(ii)

Any assumption of the obligations of a Selling Shareholder by the Buyer or the Offeror, as the case may be, is without prejudice to the right of either the Buyer, the Offeror, the Company and/or any Group Company to claim from the Selling Shareholder in respect of liabilities arising prior to the date of the transfer of the relevant Shares.

21.10	Deed of Adherence

The Shareholders shall procure that no person other than an existing Shareholder acquires any Relevant Securities unless it enters into a Deed of Adherence agreeing to be bound by this Agreement as a Shareholder and any other agreements entered into in connection with the Business as a Shareholder. The Shareholders agree that in signing a Deed of Adherence such person shall have the benefit of the terms of this Agreement and shall be a Party to this Agreement. Notwithstanding the foregoing any rights expressly afforded to the Original CPZ Shareholder under this Agreement shall not be capable of transfer or assignment to any CPZ Transferee, except to the extent otherwise expressly provided in this Agreement.

21.11	Removal of appointees

If a Shareholder ceases to be a Shareholder, it shall, and it shall procure that all its appointees to the Board and to the board of directors of any Group Company shall, do all such things and sign all such documents as may otherwise be necessary to ensure the resignation or dismissal of such persons from such appointments in a timely manner in accordance with Clause 8.

22. Determination of Fair Market Value

22.1	Definitions

In this Clause 22:

“Relevant Notice” means, in the case of:

(a)	Clause 18, the Transfer Notice;

(b)	Clause 19, the Default Notice; and

(c)	Part B of Schedule 6, the Additional Finance Request.

22.2	Determination

22.2.1

The value of Shares (and any debt, as applicable) (the “Fair Market Value”) in the Company shall be determined by one of any “Big 4” accounting firm or international investment bank listed in Schedule 3, or any other party nominated to determine the value of Shares (the “Valuer”).

22.2.2	The Valuer shall be nominated by the Original Melco Shareholder.

(i)

If the Valuer nominated is one of the parties listed in Schedule 3, the Original CPZ Shareholder shall have the right to veto the first Valuer nominated by the Original Melco Shareholder, exercisable within 10 Business Days of notice of the nomination, provided that, in the case of such exercise, the Original Melco Shareholder shall be free to nominate any other Valuer listed in Schedule 3 and such nomination shall be final and binding.

(ii)

If the Valuer nominated is not one of the parties listed in Schedule 3, then the selection of such Valuer shall require the consent of the Original CPZ Shareholder, such consent not to be unreasonably withheld, conditioned or delayed.

22.2.3

Any Valuer must provide a written statement confirming it has no conflicts in connection with the proposed valuation exercise, failing which an alternate Valuer will be appointed in accordance with the original appointment procedures.

22.2.4

The Valuer shall determine the Fair Market Value within 45 Business Days of their appointment and shall notify the Shareholders of their determination within one Business Day of the same. The fees of the Valuer shall be borne by the Shareholders in proportion to their holding of Sale Shares or, in the case of a Default Notice, by the Defaulting Shareholder.

22.2.5

The Valuer shall act as an expert and not as an arbitrator and its determination shall be final and binding on the Parties (in the absence of manifest error, in which case the determination shall be void and shall be remitted to the Valuer for correction).

22.2.6

The Shareholders shall procure that the Valuer have such access to the accounting records and other relevant documents of the Company and any Group Company as they may reasonably require, subject to such confidentiality obligations as the Shareholders may consider appropriate.

22.3	Method

22.3.1	The Fair Market Value as at the date of the Relevant Notice, as appropriate, shall be determined on the following assumptions and bases:

(i)	valuing the Sale Shares on the basis of an arm’s length sale between a willing seller and a willing buyer who are acting knowledgeably, prudently and without compulsion;

(ii)	if the Group Companies are then carrying on business as a going concern, on the assumption that they shall continue to do so;

(iii)

on the basis that if there are any partly-paid Shares with respect to which an outstanding balance is owed to the Company, such outstanding balance as at the date of the Relevant Notice shall be taken into account; and

(iv)

valuing the Sale Shares by reference to the percentage of the issued share capital of the Company which they represent (and any value derived from the size of such percentage in comparison to any other holding by any other Shareholder).

22.3.2	The Valuers shall be entitled to make the following adjustments:

(i)	they may determine the Fair Market Value to reflect any other factors which they reasonably believe should be taken into account; and

(ii)

if they encounter any difficulty in applying any of the assumptions or bases set out in this Clause 22.3, then they shall resolve that difficulty in such manner as they shall in their absolute discretion think fit.

23.	IPO

23.1	Objectives

23.1.1

The Shareholders acknowledge and agree that they expect at some point in the future to create a substantial public ownership interest in the Company and realise the value of their interests in the Company through an IPO of the Company which shall, among other things, provide efficient access to capital markets and require the Company to meet international standards of transparency and corporate governance.

23.1.2

If the Board agrees to undertake an IPO, the Shareholders shall co-operate fully with each other and the Company and their respective financial and other advisers and use their reasonable endeavours to assist the Company to achieve an IPO in accordance with the rules and regulations of the relevant exchange and other applicable laws and regulations.

23.2	Sale and subscription

23.2.1

If an IPO is undertaken, each Shareholder shall have the freedom to decide whether and in what proportion it wishes to sell its Shares in the IPO, and any Shares which are to be offered for sale in connection with such IPO shall be sold by the Shareholders in such proportions as they may choose at the relevant time.

23.2.2	The Shareholders shall not be obliged to subscribe for any new Shares issued pursuant to any IPO.

24.	Duration, termination and survival

24.1	Duration and termination

This Agreement shall continue in full force and effect without limit in time until the earlier of:

24.1.1	the Shareholders agreeing in writing to terminate it;

24.1.2	the date on which all of the Shares, to the extent remaining in issue, are owned by one Shareholder;

24.1.3	an effective resolution is passed or a binding order is made for the winding up of the Company; and

24.1.4	the date of completion of any Qualifying IPO,

provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for the Surviving Provisions which shall continue in force after termination generally or in relation to any such Shareholder.

24.2	Termination

Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Party prior to such termination.

PART G - PROTECTION OF THE BUSINESS AND SHAREHOLDERS

25.	Confidentiality

25.1	Announcements

No public announcement of any kind shall be made in respect of this Agreement except as otherwise agreed in writing between the Shareholders or unless required by the Laws, in which case the Shareholder concerned shall notify the other Shareholders of the announcement and the Shareholder or the Associated Company of the Shareholder making the announcement (as the case may be) shall (unless it is not reasonably practicable to do so) give a copy of the text to the other Shareholders prior to the announcement being released. Nothing in this Clause 25.1 shall prevent a Shareholder from making statements in the ordinary course of business about the fact of the Shareholder’s holding of Shares or the fact of its individual participation in the Business or as required or desirable pursuant to any rules or regulations of any stock exchange on which a Shareholder (or any of its Associated Companies) has any securities listed.

25.2	Confidential Information

Subject to Clauses 25.1 and 25.3, each Shareholder shall use reasonable endeavours to keep confidential and to procure that its respective Associated Companies and their respective officers, employees, agents and advisers keep confidential the following (the “Confidential Information”):

25.2.1	all communications between them and the Group Companies;

25.2.2

all information and other materials supplied to or received by any of them from the Group Companies which are either marked “confidential” or are by their nature intended to be for the knowledge of the recipient alone; and

25.2.3	any information relating to:

(i)

this Agreement, the Business and the customers, assets or affairs of the Group Companies which a Shareholder may have or acquire through ownership of an interest in the Company, all information and Know-how concerning the operations, business transactions and/or financial arrangements of the Group Companies; and

(ii)

the customers, business, assets, operations or affairs of a Shareholder or its Associated Companies and all information and Know-how concerning the operations, business transactions and/or financial arrangements of a Shareholder or its Associated Companies which the other Shareholders may have, or acquire, through being a Shareholder or making appointments to the Board, and shall not use any Confidential Information for its own business purposes or disclose any Confidential Information to any third party without the consent of the other Shareholders.

25.3	Exclusions

25.3.1	Clause 25.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the information is or becomes publicly available (other than by breach of this Agreement);

(ii)	the other party has given prior written approval to the disclosure or use;

(iii)	information about the Group Companies which the Board has confirmed in writing to the Shareholders is not confidential;

(iv)	the information is independently developed by a party after the date of this Agreement;

(v)	the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of either party or any of its Associated Companies is listed;

(vi)	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any documents to be entered into pursuant to it;

(vii)

the disclosure of information to any Tax Authority to the extent such disclosure is reasonably required for the purposes of the tax affairs of the Shareholder concerned or any of its Associated Companies;

(viii)	the disclosure of information to any gaming authority or commission having jurisdiction over a Shareholder or its Associated Companies;

(ix)

the disclosure of information by a Shareholder or its Associated Companies to its Associated Companies, directors, employees, professional advisers, representatives or sources of financing on a need-to-know basis and on terms that such parties undertake to comply with the provisions of this Clause 25 as if they were a Party to this Agreement;

(x)

the information has been disclosed to a Shareholder, its respective Associated Companies or their respective officers, employees, agents and advisers on a non-confidential basis by a third party, provided that such third party is not known to the relevant Shareholder, its respective Associated Companies or their respective officers, employees, agents and advisers to be subject to a contractual, legal, fiduciary or other obligation of confidentiality to a Party with respect to such information; or

(xi)

the disclosure of information on a confidential basis to a bona fide third party (not being a Restricted Transferee) or professional advisers or financiers of such third party wishing to acquire Shares from a Shareholder in accordance with the terms of this Agreement to the extent that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase, provided that no such disclosure shall be made unless:

(a)	such person has agreed to be bound to observe the restrictions under this Clause 25 to which the Shareholder concerned is subject; and

(b)	the information being disclosed has been approved by the non-transferring Shareholders (such approval not to be unreasonably withheld or delayed),

provided that prior to disclosure or use of any information pursuant to paragraph (v) or (vi) above, the Party concerned shall promptly notify the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise agreeing the timing and content of such disclosure or use.

25.4	Return of Confidential Information

Where a Shareholder ceases to be a Shareholder, such Shareholder shall promptly:

25.4.1

return all written Confidential Information provided to it or its Associated Companies or its or their officers, employees, agents or advisers which is in such Shareholder’s possession or under its custody and control without keeping any copies thereof;

25.4.2

destroy all analyses, compilations, notes, studies, memoranda or other documents prepared by it or its Associated Companies or its or their officers, employees, agents or advisers to the extent that the same contain, reflect or derive from Confidential Information relating to the other Shareholders, the Company, the Group Companies or the Business;

25.4.3

so far as it is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained in this Agreement), expunge any Confidential Information relating to the other Shareholders, the Company, the Group Companies or the Business from any computer, word processor or other device; and

25.4.4

on request, supply a certificate signed by any of its directors confirming that, to the best of his/her knowledge, information and belief, having made all proper enquiries, the requirements of this Clause 25.4 have been fully complied with, provided that such Shareholder may retain any Confidential Information relating to the other Shareholders, the Company, the Group Companies or the Business as may be required by the Laws or contained or referred to in board minutes or in documents referred to therein and such Shareholder’s advisers may keep one copy of any documents in their possession for record purposes without prejudice to any duties of confidentiality contained in this Agreement.

25.5	Damages not an adequate remedy

Without prejudice to any other rights or remedies which a Shareholder may have under this Agreement or any Related Agreement, the Shareholders acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 25 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause.

25.6	Duration of confidentiality obligations

The obligations contained in this Clause 25 shall last indefinitely, notwithstanding the termination of this Agreement or a person ceasing to be a party to this Agreement.

26.	Goods and Services MFN

26.1

To the extent that the business of a Shareholder’s Group (other than the Business) reasonably creates opportunities for value to the Business in respect of the supply of goods or services to the Business compared with third party providers, having regard to equivalent levels of quality and availability to those required by the Business, the relevant Shareholder agrees to use all commercially reasonable efforts to contract with the Company or another Group Company to supply such goods or services at a price and on terms no worse than those provided to any other third party customer.

26.2

Nothing in this Clause 26 shall affect the terms or relevant rights and obligations under any existing management, licence or services agreements entered into between a Shareholder (or its Associated Company) and the Company as of the Effective Date, including the Related Agreements.

PART H - GENERAL

27.	Related Agreements

27.1

The Parties shall negotiate in good faith to agree and execute the Commercial Agreements (to the extent not already executed as of the date of this Agreement) (or, in the case of the Melco Management Agreement, to re-execute any such Commercial Agreement which has been terminated solely in relation to and for the purpose of effecting a Permitted Melco Transfer):

27.1.1

consistent with the terms set out in the Term Sheet (including, in particular, as to pricing, which shall not, without the Original CPZ Shareholder’s consent, exceed the pricing set out in paragraph 10 of the Term Sheet); and

27.1.2	pursuant to which the Original Melco Shareholder (or an Associated Company nominated by the Original Melco Shareholder) will be responsible for:

(i)	the design, construction and development process for the ICR and all elements of it, and the temporary casino and the satellite casinos;

(ii)	the management of the ICR as a whole, as well as the temporary casino and satellite casinos, including but not limited to:

(a)	management services including executives and functional leaders;

(b)	corporate recruitment & expatriate services;

(c)	executive payroll and recruiting;

(d)	corporate training and development;

(e)	corporate services including accounting & reporting, treasury, tax, corporate legal, corporate risk management & compliance, corporate procurement;

(f)	policies & procedures; and

(g)	operational & marketing methodologies,

(subject to its right, in its discretion, to elect to have all or a portion of the hotel, food & beverage, entertainment and other operations be managed by a third-party operator(s)),

as soon as practicable following the date of this Agreement.

27.2

In addition to the Commercial Agreements, the Parties shall procure that CoCo issues preference shares to the Original Melco Shareholder (or its nominee) in a manner consistent with the terms set out in the Term Sheet as soon as practicable following the date of this Agreement.

27.3

The Shareholders shall procure that the Company discharges all payment and other obligations under and in accordance with the Commercial Agreements, including in relation to the payment of fees and other entitlements, including the Entitlement Fees.

28.	General

28.1	Arbitration

28.1.1	Venue

Subject to Clause 28.2, any dispute arising out of or in connection with this Agreement which cannot be solved amicably by the Parties, including a dispute as to the validity, existence or termination of this Agreement and/or this Clause 28.1 or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”), shall be resolved by arbitration in London conducted in English by a single arbitrator pursuant to the rules of the London Court of International Arbitration, save that, unless the parties to the Dispute agree otherwise, no party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the Dispute.

28.1.2	Nature of decision

The decision of the arbitrators shall be final, binding and enforceable upon the Parties and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

28.1.3	Costs

Each side to the arbitration shall be responsible for its own legal fees and costs, but the arbitrators may apportion the costs of the arbitration (including legal costs and arbitrators’ fees) among the Parties as they deem reasonable, taking into account the circumstances of the case, the conduct of the Parties during the arbitration and the overall result.

28.1.4	Confidentiality in respect of arbitration

The parties to the arbitration and their employees and agents shall hold the substance and results of any negotiations or arbitration proceedings under this Clause 28 in strict confidence, except to the limited extent necessary to comply with a court order, to enforce a final settlement agreement, to obtain and secure enforcement of or a judgment on the arbitrator’s decision and award, or as otherwise required by Laws. All information and documents disclosed by any party to the arbitration shall remain private and confidential to the disclosing party, and may not be disclosed by any other party to the arbitration.

28.2	Governing law and submission to jurisdiction

28.2.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

28.2.2

Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of England to support and assist the arbitration process under Clause 28.1, including, if necessary, the grant of interlocutory relief pending the outcome of that process.

28.3	Notices

28.3.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing;

(ii)	in English; and

(iii)	delivered by hand, fax, registered post, e-mail, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company.

28.3.2

A Notice to the Original CPZ Shareholder shall be sent to such party at the following address or such other person or address as the Original CPZ Shareholder may notify to the other Parties from time to time:

The Cyprus Phassouri (Zakaki) Limited

Fasouri 3601, Limassol, Cyprus

Fax: 00357 25 952225

Email: kyriacosk@cns.com.cy

Attention: Kyriacos Kyriakides (Group CFO)

28.3.3

A Notice to the Original Melco Shareholder shall be sent to such party at the following address or such other person or address as the Original Melco Shareholder may notify to the other Parties from time to time:

MCO Europe Holdings (NL) B.V.

Prins Bernhardplein 200

1097JB Amsterdam, The Netherlands

Fax: +31 20 521 4888

Email: NL-Melco@intertrustgroup.com (copy to: Company Secretary at mco-comsec@melco-resorts.com)

Attention: Christiaan Zandstra

28.3.4	A Notice to the Company shall be sent to such party at the following address or such other person or address as Company may notify to the other Parties from time to time:

ICR Cyprus Holdings Limited

Karpenisiou 30, 1077 Nicosia Cyprus

Fax: 00357 22 843444

Email: companysecretary@melco-resorts.com.cy

Attention: Company Secretary

28.3.5	A Notice to Melco Resorts shall be sent to such party at the following address or such other person or address as Melco Resorts may notify to the other Parties from time to time:

Melco Resorts & Entertainment Limited

36/F, The Centrium

60 Wyndham Street, Central

Hong Kong

Email: mco-comsec@melco-resorts.com

Attention: Company Secretary

28.3.6	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at 11.00 am on the third Business Day after posting or at the time recorded by the delivery service;

(ii)	at the time of delivery, if delivered by hand, e-mail or courier; or

(iii)	at the time of transmission in legible form, if delivered by fax.

28.4	Whole agreement and remedies

28.4.1

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

28.4.2	Each Party agrees and acknowledges that:

(i)	in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it; and

(ii)

its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

28.4.3	In this Clause 28.4, “this Agreement” includes all documents entered into pursuant to this Agreement.

28.4.4	Nothing in this Clause 28.4 excludes or limits any liability for fraud.

28.5	Legal advice and reasonableness

Each Party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 28.4, and agrees that the provisions of this Agreement (including all documents entered into pursuant to this Agreement) are fair and reasonable.

28.6	Unlawful fetter

The Company is not bound by any provision of this Agreement to the extent it constitutes an unlawful fetter on any statutory power of the Company.

28.7	Conflict with the Articles

In the event of any ambiguity or discrepancy or conflict between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail (as between the Shareholders) but not so as to amend the Articles and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles (provided that such amendment to the Articles shall not contravene applicable law) or waive any rights or suspend any restrictions or other regulations in the Articles, as the case may be. The Company is not bound by this Clause 28.7.

28.8	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties hereto or constitute any Party the agent of any other Party for any purpose.

28.9	Release etc.

Any liability owing from any Shareholder or the Company under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by a Shareholder or the Company in its absolute discretion without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise, or the rights of any other Party.

28.10	Survival of rights, duties and obligations

28.10.1

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

28.10.2

If a Party ceases to be a Party to this Agreement for any cause, such Party shall not be released from any liability which at the time of the cessation has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such cessation.

28.11	Waiver

No failure of any Shareholder or the Company to exercise, and no delay by it in exercising, any Right shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

28.12	Variation

No amendment to this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

28.13	No assignment

28.13.1

Except as otherwise expressly provided in this Agreement, none of the Parties may, without the prior written consent of the others, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

28.13.2	This Agreement shall be binding on the Parties and their respective successors and assigns.

28.14	Further assurance

Each of the Parties shall: (i) from time to time execute such documents and perform such acts and things as any Party may reasonably request from time to time in order to carry out the intended purpose of this Agreement; (ii) vote its Shares so as to give full effect to this Agreement; (iii) cause each Director appointed by it to take all steps necessary to carry out the intended purposes of this Agreement; and (iv) use reasonable endeavours to procure that any necessary third party shall execute such documents and do such acts and things as may reasonably be required in order to carry out the intended purpose of this Agreement.

28.15	Invalidity/severance

28.15.1

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

28.15.2

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 28.15.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 28.15.1, not be affected.

28.16	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

28.17	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement and the Related Agreements.

28.18	Process agents

Appointment of process agents

28.18.1

The Original CPZ Shareholder appoints Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX as its agent for the service of process in England in relation to any matter arising out of this Agreement and the Related Agreements, service upon whom shall be deemed completed whether or not forwarded to or received by that Party. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

28.18.2

The Company appoints Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX, as its agent for the service of process in England in relation to any matter arising out of this Agreement and the Related Agreements, service upon whom shall be deemed completed whether or not forwarded to or received by that Party. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

28.18.3

The Original Melco Shareholder appoints Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX, as its agent for the service of process in England in relation to any matter arising out of this Agreement and the Related Agreements, service upon whom shall be deemed completed whether or not forwarded to or received by that Party. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

28.18.4	Change of process agents

Any Party may from time to time appoint a new process agent acceptable to the other Parties (acting reasonably) to receive service of process in England in relation to any matter arising out of this Agreement and the Related Agreements, service upon whom shall be deemed completed whether or not forwarded to or received by that Party.

28.18.5	Change of address of process agents

Each Party shall inform the other Parties, in writing, of any change in the address of its process agent within 28 days.

28.19	Grossing-up of indemnity payments, VAT

28.19.1

All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law, the party making the payment shall be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

28.19.2

The recipient or expected recipient of a payment under this Agreement shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made pursuant to Clause 28.19.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

28.20	Third party rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement except that any person who enters into a Deed of Adherence in accordance with Clause 21.10 may enforce and rely on this Agreement to the same extent as if it were a Party to it.

In witness of which this Agreement has been duly executed.

SIGNED by on behalf of The Cyprus Phassouri (Zakaki) Limited:	}	/s/ THE CYPRUS PHASSOURI (ZAKAKI) LIMITED

SIGNED by on behalf of MCO Europe Holdings (NL) B.V.:	}	/s/ Stephanie Cheung Managing director A	/s/ Sirian Bruijstens Managing director B

SIGNED by on behalf of ICR Cyprus Holdings Limited:	}	/s/ Evan Andrew Winkler

SIGNED by on behalf of Melco Resorts & Entertainment Limited:	}	/s/ Stephanie Cheung Authorised Signatory

Schedule 1

Deed of Adherence

(Clause 21.10)

This Deed of Adherence is made on [DATE] by [●], a company incorporated [in [●] /under the laws of [●]] under registered number [●] whose [registered/principal office is at [●]] (the “New Shareholder”).

Recitals:

(A)	[●] (the “Transferor”) is proposing to transfer to the New Shareholder [●] ordinary shares of €1 each in the capital of ICR Cyprus Holdings Limited (the “Company”).

(B)

This Deed of Adherence is entered into in compliance with Clause 21.10 of a shareholders’ agreement made on [●] 2019 between (1) ICR Cyprus Holdings Limited, (2) The Cyprus Phassouri (Zakaki) Limited, (3) MCO Europe Holdings (NL) B.V., and (4) Melco Resorts & Entertainment Limited, as such agreement has been or may be amended, supplemented or novated from time to time (the “Agreement”).

It is agreed as follows:

1.	Capitalised terms used in this Deed of Adherence and otherwise undefined shall have the meanings ascribed to such terms in the Agreement.

2.	The New Shareholder confirms that it has been supplied with and has read a copy of the Agreement.

3.

The New Shareholder agrees to: (a) assume the benefit of the rights of the Transferor under the Agreement; and (b) observe, perform and be bound by all the obligations and terms of the Agreement capable of applying to the New Shareholder and which are to be performed on or after the date of this Deed, to the intent and effect that the New Shareholder shall be deemed with effect from the date on which the New Shareholder is registered as a member of the Company to be a party to the Agreement (as if named as a party to the Agreement).

4.

Notwithstanding the foregoing, the New Shareholder acknowledges that any rights expressly afforded to the Original CPZ Shareholder under this Agreement shall not be capable of transfer or assignment to any CPZ Transferee, except to the extent otherwise expressly provided in the Agreement.

5.

This Deed is made for the benefit of: (a) the original Parties to the Agreement; and (b) any other person or persons who after the date of the Agreement (and whether or not prior to or after the date of this Deed) adhere to the Agreement.

6.	The address and fax number of the New Shareholder for the purposes of Clause 28.3 of the Agreement are as follows: [insert address and fax numbers].

7.	Clauses 28.1 and 28.2 of the Agreement shall apply to this Deed as if set out in full herein.

8.	The New Shareholder hereby appoints [●] as its agent for service of all process in any proceedings in respect of the Agreement.

In witness of which this Deed has been signed as a deed on the date stated at the beginning of this Deed.

SIGNED as a DEED by [●] acting by [name of director] a Director in the presence of:	}

Witness’s signature

Name

Address

Occupation

Schedule 2

Shareholder Reserved Matters

(Clause 15)

PART A

The following matters are Shareholder Reserved Matters in accordance with Clause 15:

1.	any transaction, arrangement or dealing by any Group Company with any member of a Shareholder’s Group other than those which:

(i)	are included in the Development Budget;

(ii)	are contemplated in this Agreement, the ICR Licence, any Related Agreements or agreements related thereto;

(iii)	have otherwise been approved by the Original Melco Shareholder and the Original CPZ Shareholder;

(iv)	are solely between two or more Group Companies (and not involving any member of a Shareholder’s Group outside of the Group Companies); or

(v)

where such transaction, arrangement or dealing does not fall within paragraphs (i), (ii), (iii) or (iv) above, the cumulative aggregate value of all such transactions, arrangements or dealings which do not fall within paragraphs (i), (ii), (iii) or (iv) do not exceed [***] in any Financial Year, excluding any transactions to which the Original CPZ Shareholder has consented or subsequently ratified (such consent not to be unreasonably withheld, conditioned or delayed), and, for the avoidance of doubt, any documented amendment to any item within paragraph (ii) which has the effect of increasing payments to the relevant affiliated party shall be subject to the [***] threshold in any Financial Year;

2.	any amendment to the Articles;

3.

the creation or issue of any new Shares or of any other security in the capital of the Company or any shares or other security in the capital of any other Group Company other than in accordance with the terms of this Agreement or where the creation or issue of any Shares or other security in the capital of any Group Company is to the sole benefit of another Group Company;

4.	the appointment of any non-“Big Four” accounting firm as the statutory auditor of any Group Company (such consent not to be unreasonably withheld, conditioned or delayed);

5.

any sale or acquisition or merger of any Group Company or part of them (including by way of any increase in the share capital of the Company) which would have the effect of fundamentally changing the nature or scope of the core Business of the Group Companies; and

6.

any merger of any Group Companies or part of them (including by way of any increase in the share capital of the Company) which results in the Original Melco Shareholder (solely or together with its Associated Companies) no longer being the entity holding the largest number of Shares.

PART B

The following matters are Modified Shareholder Reserved Matters in accordance with Clause 15:

1.	any transaction, arrangement or dealing by any Group Company with any member of a Shareholder’s Group other than those which:

(i)	are included in the Development Budget;

(ii)	are contemplated in this Agreement, the ICR Licence, any Related Agreements or agreements related thereto;

(iii)	have otherwise been approved by the Original Melco Shareholder and the CPZ Shareholder;

(iv)	are solely between two or more Group Companies (and not involving any member of a Shareholder’s Group outside of the Group Companies); or

(v)

where such transaction, arrangement or dealing does not fall within paragraph (i), (ii), (iii) or (iv) above, the cumulative aggregate value of all such transactions, arrangements or dealings which do not fall within paragraph (i), (ii), (iii) or (iv) above do not exceed [***] in any Financial Year, excluding any transactions to which the CPZ Shareholder has consented or subsequently ratified (such consent not to be unreasonably withheld, conditioned or delayed), and, for the avoidance of doubt, any documented amendment to any item within paragraph (ii) which has the effect of increasing payments to the relevant affiliated party shall be subject to the [***] threshold in any Financial Year;

2.	any amendment to the Articles;

3.

the creation or issue of any new Shares or of any other security in the capital of the Company or any shares or other security in the capital of any other Group Company other than in accordance with the terms of this Agreement or where the creation or issue of any Shares or other security in the capital of any Group Company is to the sole benefit of another Group Company;

Schedule 3

[***]

Schedule 4

Melco Competitors and Unacceptable Business Partners

(a)	[***];

(b)	[***];

(c)	Any other person or entity holding (or at the relevant time bidding or applying to hold) a gaming licence or concession/subconcession to operate games of fortune or chance in a casino in:

(i)	Macau;

(ii)	The Philippines;

(iii)	Singapore;

(iv)	Japan;

(v)	The Republic of Korea;

(vi)	Vietnam;

(vii)	Cambodia;

(viii)	Russia;

(ix)	The United States;

(x)	Northern Cyprus;

(xi)	Greece;

(xii)	The United Kingdom; or

(xiii)	any other EU state;

(d)

Any person or entity (including any individual and any direct family member of any such individual) holding a direct or indirect interest in any person or entity specified in paragraphs (a)-(c) above or having a right to appoint a director on the board of any such entity;

(e)	Any subsidiary or affiliate of any person or entity specified in paragraphs (a)-(d) above; and

(f)	Any trust, fund or other entity controlled by any person or entity specified in (a)-(d) above.

Schedule 5

[***]

Schedule 6

Company Funding

PART A: FUNDING OF DEVELOPMENT BUDGET

1.	Funding Plan – Initial Development Budget

As at the date of this Agreement, the funding plan for the Initial Development Budget consists of the following:

TYPE OF FUNDING	SOURCE	AMOUNT	OTHER COMMENTS

Basic Shareholder Equity (“Basic Shareholder Equity”)	Shareholders in proportion to their shareholdings in the Company	[***]	Contributed in accordance with the terms of the Share Subscription Agreement.

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

TOTAL TO BE FUNDED		€650,000,000

2. [***]

2.1

The Original CPZ Shareholder and the Original Melco Shareholder shall use all commercially reasonable endeavours to source from the [***] (or such other bank or financial institution acceptable to the Shareholders):

(a)	a [***] on terms broadly consistent with and reflecting the commercial conditions and outlook and risk profile of the Project at the relevant time; and

(b)	a [***].

2.2

If, at the relevant time such funding is required as reasonably determined by the Board (having regard to the development schedule for the Project and any other available funding), there is any shortfall in the amount of the available [***], the Parties shall discuss in good faith the funding plan for the Project to seek an appropriate solution. If no appropriate solution can be agreed between the Parties, the Original Melco Shareholder shall fund the [***] itself by way of shareholder loans on the Acceptable Melco Financing Terms (as defined below).

2.3

If, at the relevant time such funding is required as reasonably determined by the Board (having regard to the development schedule for the Project and any other available funding), there is any shortfall in the amount of the available [***], then (subject to paragraph 2.2 above) the Original Melco Shareholder shall fund the [***] itself by way of shareholder loans on the Acceptable Melco Financing Terms (as defined below).

2.4

Notwithstanding the availability of [***] as contemplated by paragraph 2.1(b) above, the Original Melco Shareholder may (but is not obliged to) elect in writing to provide such [***] on terms which are equal to or more favourable to the Company than the relevant [***] available from third party sources, and in any event consistent with Acceptable Melco Financing Terms (as defined below).

2.5

For the avoidance of doubt, the Shareholders agree that, other than as agreed by the Shareholders, the Original CPZ Shareholder shall not be obliged to fund any funding shortfall amount prior to the Opening Date other than its pro rata share of Basic Shareholder Equity in accordance with the terms of the Share Subscription Agreement.

2.6	Unless otherwise agreed in writing by the Shareholders, total equity will be capped at [***] until the Opening Date.

2.7	Basic Shareholder Equity must be fully funded (including full payment in respect of partly paid shares) prior to:

2.7.1	the effective date of any pledge or charge on the Specified Property (as such term is defined in the Share Subscription Agreement); and

2.7.2	any drawdown of any [***].

3.	[***]

3.1

The Original Melco Shareholder, with the assistance of the Original CPZ Shareholder, shall use all commercially reasonable endeavours to source a term loan or notes from certain financial institutions or investors which is subordinated to [***] on Commercially Reasonable Pricing (as defined below) [***] in an amount up to [***].

3.2

If, at the relevant time such funding is required as reasonably determined by the Board (having regard to the development schedule for the Project and any other available funding), there is any shortfall in the amount of the available High Yield Debt (the “High Yield Debt Shortfall”), then (subject to paragraph 2 above) the Original Melco Shareholder agrees that it shall fund such High Yield Debt Shortfall on the Acceptable Melco Financing Terms (as defined below).

3.3

Notwithstanding the availability of [***] as contemplated by paragraph 3.1 above, the Original Melco Shareholder may (but is not obliged to) elect to provide such [***] on terms which are (in the aggregate and taken as a whole) the same as or more favourable to the Company than the relevant [***] available from third party sources (provided that, if such third party sources of available [***] required the pre-funding of interest, the Original Melco Shareholder shall use all reasonable efforts to provide an alternative structure for such [***] on terms which do not require pre-funding of interest (for example only, by accepting a higher interest rate), subject to such [***] being otherwise consistent with Acceptable Melco Financing Terms (as defined below).

4.	Funding of Development Budget Increase

4.1

If there is any increase in the Initial Development Budget which has been approved in accordance with Clause 5.3 (Development Budget) (each a “Development Budget Increase”), then the Shareholders will actively co-operate with the Company and use commercially reasonable endeavours to source Third Party Finance for that Development Budget Increase on the best terms reasonably available on the open market.

4.2

If, at the relevant time such funding is required as determined by the Board, Third Party Finance is not available from third parties on Commercially Reasonable Pricing, then (subject to paragraph 2.2 above) the Original Melco Shareholder agrees that it shall fund such Development Budget Increase on the Acceptable Melco Financing Terms (as defined below).

4.3

Notwithstanding the availability of Third Party Finance as contemplated by paragraph 4.1 above, the Original Melco Shareholder may (but is not obliged to) elect to provide a loan in the amount of the relevant Development Budget Increase (or part thereof) on terms which are (in the aggregate and taken as a whole) the same as or more favourable to the Company than the relevant Third Party Finance and otherwise consistent with Acceptable Melco Financing Terms (as defined below).

5.	Definitions used in this Part A of Schedule 6 (Company Funding)

In this Part A:

(a)	“Acceptable Melco Financing Terms” means all of the following (or such other terms as agreed in writing by the Shareholders):

(i)	the [***] must not provide for an interest rate which would exceed either:

(A)	the maximum interest rate which would constitute Commercially Reasonable Pricing (as defined below); or

(B)	[***]% per annum;

(ii)	the Original Melco Shareholder may apply a commitment fee of up to [***]% on any unutilised amounts of the [***] (calculated from the date the commitment commences until the date of drawdown);

(iii)

the [***] shall be capable of refinancing where the Company is able to obtain [***] financing from the external market at an overall funding cost no higher than that applicable to the relevant loans from the Original Melco Shareholder;

(iv)	the loans shall be amortising starting [***] following the Opening Date at [***]% of the total initial loan amount per quarter for the first four quarters, then [***]% per quarter thereafter; and

(v)

where any transaction with a third party for [***] is structured and generally viable (other than with respect to the advisor-recommended pricing), the terms of any funding provided by the Original Melco Shareholder in lieu of such third party [***] shall, subject to paragraphs (i) and (ii) above, be at least as favourable to the Original Melco Shareholder (as funder) as such third party debt.

(b)	“Commercially Reasonable Pricing” means a blended funding cost (comprising interest and fees) across [***] which does not exceed [***]% per annum.

PART B: ADDITIONAL FUNDING POST OPENING OF THE ICR

1	Post opening of the ICR – additional Shareholder finance

1.1

The Shareholders agree that, save as provided in Part A of Schedule 6, the Company shall be self-financing and no Shareholder shall be required to contribute further capital or debt financing to the Company.

1.2

If at any time after the Opening Date, the Board determines that additional finance is required for the Project but is not available from third parties on terms which are reasonably acceptable to the Company (either in its entirety or for the full amount required) (with a target gearing of [***] debt to equity), then the Company may approach the Shareholders for assistance in obtaining additional finance, and the Shareholders will actively co-operate with the Company in sourcing additional finance from third parties.

1.3

In the event the Board determines that required additional finance is not available after the Company has complied with paragraph 1.2 above, then the Company may request (but may not require) that the Shareholders provide additional funding (on identical terms for each Shareholder), by giving written notice (an “Additional Finance Request”) to each of the Shareholders which specifies the following:

1.3.1	the amount to be contributed by each Shareholder, which shall be pro rata to each Shareholder’s then holding of Shares (the “Additional Finance Amount”);

1.3.2	the date on which the Additional Finance Amount shall be paid, which shall be no earlier than 20 Business Days from the date of the Additional Finance Request (the “Additional Finance Date”); and

1.3.3	details of the number of fully paid Shares proposed to be issued and the per Share subscription price, which shall be equal to the Fair Market Value determined in accordance with Clause 22.

1.4

Each Shareholder shall have the right to participate in such funding in proportion to the respective percentage of Shares held by each of them as at the close of business on the date prior to the date on which the Additional Finance Request was received (the “Relevant Date”) and on the same terms as each other Shareholder.

1.5

Each Shareholder shall indicate their willingness to participate no later than 20 Business Days following the Additional Finance Request, failing which any Shareholder which has not responded shall be deemed to not wish to participate in the provision of additional finance.

1.6

Shareholders who wish to participate in such additional funding shall be entitled but not obliged to indicate by notice in writing to the Company that they would accept, on the same terms, some or all of the allocation of the new Shares which have not been accepted by other Shareholders (the aggregate balance of such new Shares being the “Excess Additional Shares”). Any Excess Additional Shares shall be allotted pro rata to the aggregate number of Shares held on the Relevant Date by the Shareholders accepting the Excess Additional Shares (provided that no such Shareholder shall be allotted more than the maximum number of Excess Additional Shares such Shareholder has indicated it is willing to accept). If any Excess Additional Shares remain unallocated following compliance with this paragraph 1.6, the Company shall issue no additional Shares pursuant to this Part B of Schedule 6.

1.7

Notwithstanding the foregoing, to the extent that each Shareholder which has agreed to provide the Additional Finance Amount agrees (or in the case where there is only a single Shareholder providing the Additional Finance Amount, that single Shareholder), such Shareholders or Shareholder may by written notice to the Company elect to provide the Additional Finance Amount by way of a shareholder loan (which election shall oblige the Company to obtain the Additional Finance Amount by way of a shareholder loan as opposed to an issuance of Shares) provided that:

1.7.1	such loan does not confer any voting rights (present, future or contingent);

1.7.2	the terms of such shareholder loan are no less favourable to the Company than those which could be obtained through arm’s length negotiations with third party lenders; and

1.7.3	no prepayment fees or similar costs are charged or included.

1.8

On the Additional Finance Date, the Shareholders shall pay the Additional Finance Amount (as it may be adjusted pursuant to paragraph 1.6 above) into the Company’s bank account and the Company shall (as the case may be):

1.8.1

in the case of subscriptions for Shares, issue and allot such amount of fully paid Shares as is determined by the Board in accordance with paragraph 1.6 above to each Shareholder and provide the Shareholders with duly executed certificates for the relevant number of Shares and register the same in the share register of the Company; or

1.8.2

in the case of shareholder loans, enter into loan agreements or issue loan notes to each Shareholder (as such Shareholder shall direct) (or any Associated Company of a Shareholder as such Shareholder shall direct) in respect of the Additional Finance Amount.